Exhibit 10.3

Execution Version

Credit Agreement

among

Limbach Facility Services LLC, a Delaware limited liability company, as Borrower,

Limbach Holdings LLC, a Delaware limited liability company,

as Parent,

The Guarantors
from time to time party hereto,

The Lenders

from time to time party hereto,

Fifth Third Bank, an Ohio banking corporation,

as Administrative Agent and L/C Issuer,

The PrivateBank and Trust Company,

as Co-Documentation Agent

and

Wheaton Bank & Trust Company,

a subsidiary of Wintrust Financial Corp., as Co-Documentation Agent

Dated as of July 20, 2016

Fifth Third Bank, as Lead Arranger and Sole Book Runner

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-ii-

-iii-

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Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Borrowing Base Certificate
Schedule 1	—	Commitments
Schedule 1-A	—	Capital Leases
Schedule 1-B	—	June 2016 EBITDA Calculations
Schedule 2.3	—	Existing Letters of Credit
Schedule 5.5	—	Litigation
Schedule 5.9	—	ERISA
Schedule 5.10	—	Subsidiaries
Schedule 5.16	—	Labor Relations
Schedule 5.25	—	Material Agreements
Schedule 6.28	—	Post-Closing Matters

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Credit Agreement

This Credit Agreement is entered into as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), and the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the various institutions from time to time party to this Agreement, as Lenders, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer, The PrivateBank and Trust Company, as Co-Documentation Agent and Wheaton Bank & Trust Company, a subsidiary of Wintrust Financial Corp., as Co-Documentation Agent.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1.          Definitions; Interpretation.

Section 1.1.          Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” means “accounts” as defined in the UCC, including all present and future accounts receivable and other rights of each Loan Party to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

“Acquired Business” means the entity or assets acquired by the Borrower or another Loan Party in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Ownership Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or another Loan Party is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (a) LIBOR, divided by (b) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders and any successor in such capacity pursuant to Section 9.7.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affiliate” means any Person directly or indirectly controlling (including all stockholders, members, directors, partners, managers, and officers of such Person) or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, managers, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors, managers or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement.

“Amended and Restated Senior Subordinated Loan Agreement” means that certain Amended and Restated Senior Subordinated Loan Agreement dated as of November 23, 2004, by and among Borrower, the other borrowers named therein, FdG HVAC LLC, Marathon I, B.V., and the other financial institutions party thereto, as amended by that certain Amendment to Amended and Restated Senior Subordinated Loan Agreement dated as of August 24, 2007, and as further amended by that certain Second Amendment to Amended and Restated Senior Subordinated Loan Agreement dated March 30, 2010, and as further amended by that certain Third Amendment to Amended and Restated Senior Subordinated Loan Agreement dated September 2, 2011.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, the commitment fees payable under Section 2.13(a) and L/C Participation Fees, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Senior Leverage Ratio for such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans and L/C Participation Fees shall be:	Applicable Margin for commitment fee shall be:
I	Greater than or equal to 2.50 to 1.00	3.00%	4.00%	0.50%
II	Less than 2.50 to 1.00, but greater than or equal to 2.00 to 1.00	2.75%	3.75%	0.50%
III	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	2.50%	3.50%	0.50%

Level	Senior Leverage Ratio for such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans and L/C Participation Fees shall be:	Applicable Margin for commitment fee shall be:
IV	Less than 1.50 to 1.00	2.25%	3.25%	0.50%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after September 30, 2016, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1. The Applicable Margin shall be established based on the Senior Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Senior Leverage Ratio shall be deemed to be greater than or equal to 2.50 to 1.00). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent manifest error. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any reason, the Lenders determine that (a) Senior Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of Senior Leverage Ratio would have resulted in a higher Applicable Margin for any period, then the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Liability” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Base Rate” means for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced by Fifth Third Bank, an Ohio banking corporation, from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) .50% and (c) the sum of (i) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Bonding Agreements” is defined in Section 5.24(b).

“Bonding Company” means Travelers Casualty and Surety Company of America, a Connecticut corporation, or any other nationally recognized bonding company reasonably satisfactory to the Administrative Agent.

“Bonds” means, collectively, all bonds issued by the Bonding Company pursuant to the Bonding Agreements.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a). Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11.

“Borrowing Base” means, as of any date, without duplication, an amount equal to (a) eighty percent (80%) of the face amount (less discounts, credits, Retainages and allowances which have knowingly been taken by or granted to Account Debtors in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Administrative Agent, minus (b) the Term Loan Reserve and any other reserves established by the Administrative Agent from time to time pursuant to Section 2.2(a).

“Borrowing Base Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the Borrowing Base as then determined and computed exceeds (b) the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized).

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit H, which has been completed and duly executed by the Chief Financial Officer of the Borrower.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP excluding (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) that portion of the gross purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment that represents the credit granted by the seller of such equipment for the equipment being traded in at such time, or (iii) the purchase of assets that would otherwise constitute Capital Expenditures to the extent financed with the proceeds of any Disposition permitted hereunder. Notwithstanding anything herein to the contrary, (x) vehicle leases entered into in the ordinary course of business shall not constitute Capital Expenditures and (y) Permitted Acquisitions of all or substantially all of the assets of a Person shall not constitute Capital Expenditures.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, no operating lease shall constitute a Capital Lease by virtue of a change in GAAP occurring after the Closing Date. Each Capital Lease in effect on the Closing Date is set forth on Schedule 1-A attached hereto.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the L/C Issuer, the Swing Line Lender, and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender, as applicable.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of, or fully guaranteed by, the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of acquisition thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year of the date of issuance thereof; (c) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than Permitted Holders) at any time of beneficial ownership of fifty percent (50%) or more of the outstanding Ownership Interests of Limbach, Inc. on a fully-diluted basis; (b) Limbach, Inc. shall fail to own one hundred percent (100%) of the Ownership Interests of the Parent, (c) the Parent shall fail to own one hundred percent (100%) of the Ownership Interests of the Borrower or any of its other Subsidiaries; (d) the Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the Ownership Interests of any of its Subsidiaries that are Guarantors or that are required to be Guarantors under this Agreement, (e) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (f) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Material Indebtedness (including the Mezzanine Subordinated Debt) of any Loan Party shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Access Agreement” means any landlord waiver, warehouse, processor or other bailee letter or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Borrower or any Subsidiary for any real property where any Collateral is located, as such landlord waiver, bailee letter or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Account” is defined in Section 4.5(a).

“Collateral Documents” means the Mortgages, the Security Agreement, and all other security agreements, pledge agreements, control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent by the Loan Parties or such Liens are perfected, and as shall from time to time secure or relate to the Secured Obligations or any part thereof, but not including any Hedge Agreements or agreements governing Bank Product Liabilities.

“Collateral Report” means a Schedule of Accounts and a Schedule of Retainage, each as of the last day of the immediately preceding month and in form and substance reasonably satisfactory to the Lender, and a duly completed collateral report/borrowing base certificate in form and substance satisfactory to the Administrative Agent.

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” is defined in Section 10.8(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or entered into in the ordinary course of business in connection with any contractual arrangement, including any Acquisition, Capital Expenditure, Investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be the amount required to be reflected on the financial statements of a Person determined in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(b), (c), (m), and (o) of the Code.

“Credit” means any of the Revolving Credit and the Term Credit.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan (but excluding an advance of a Loan made for the purpose of repaying Swing Loans or paying unpaid Reimbursement Obligations), or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages, including punitive damages (if payable to a third party), liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 8.6(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.6(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, and each Lender.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13(a) or 6.13(g).

“Disproportionate Advance” is defined in Section 2.5(e).

“Dollars” and “$” each means the lawful currency of the United States of America.

“Duly Authorized Officer” means the President, Chief Executive Officer, the Chief Financial Officer, any Vice-President, the Treasurer (if at any time applicable), and the Secretary of each Loan Party, as applicable.

“EBITDA” means, with reference to any period, Net Income for such period plus, without duplication, the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) transaction expenses incurred during such period in connection with Permitted Acquisitions, whether or not consummated, not to exceed $50,000 in the aggregate during such period, (e) all fees and expenses paid in cash by the Borrower and its Subsidiaries during such period and paid on or before that date occurring six months after the Closing Date in connection with this Agreement and the Related Transactions in an aggregate amount not to exceed $2,500,000 and (f) losses or other charges related to Legacy Claims during such period in an amount not to exceed $500,000 during such period and in an aggregate amount not to exceed $2,500,000 during the term of this Agreement; provided that, for each fiscal quarter ending on the dates set forth below, “EBITDA” shall be equal to the corresponding amount set forth below for each such respective quarter and EBITDA for the fiscal quarter ending June 30, 2016 shall mean the actual EBITDA for the period then ending calculated in accordance with the foregoing definition plus the amounts set forth on Schedule 1-B:

September 30, 2015	$3,346,000

December 31, 2015	$5,068,000

March 31, 2016	$3,311,000

“Eligible Accounts” means those Accounts of each of the Loan Parties as to which the Administrative Agent has a first priority perfected Lien (subject only to any common law rights of the Bonding Company therein), that comply with all of the representations and warranties made to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents; provided, that the following Accounts of the Loan Parties are not Eligible Accounts:

(a)          Accounts which remain unpaid more than ninety (90) calendar days from the invoice date;

(b)          Accounts with respect to which the Account Debtor is a director, officer, employee, equity holder, or Affiliate of any Loan Party, including any Account Debtor of which an officer, director or employee is a holder of equity in any Loan Party;

(c)          Accounts with respect to which the Account Debtor is not a resident of the United States or Canada or who is not subject to service of process within the continental United States or Canada, unless such Accounts are supported by irrevocable letters of credit or other credit support in amount and on terms reasonably satisfactory to the Administrative Agent, the proceeds of which are assigned to the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent, each in the Administrative Agent’s sole determination;

(d)          Accounts in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or any Loan Party or the Administrative Agent has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount);

(e)          Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Administrative Agent in the exercise of its Permitted Discretion;

(f)          Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder;

(g)          Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee (other than post petition accounts payable of an Account Debtor that is a debtor-in-possession under the United States Bankruptcy Code);

(h)          Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;

(i)          Accounts which arise out of sales not made in the ordinary course of the applicable Loan Party’s business;

(j)          any Account with respect to which the Account Debtor has returned to the applicable Loan Party twenty percent (20%) or more of the Inventory of the applicable Loan Party the sale of which gave rise to such Account,

(k)          Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect;

(l)          Accounts with respect to which any Loan Party is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Loan Party, to the extent of the Loan Parties’ existing or potential liability to such Account Debtor;

(m)          Accounts which, if evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument have not been endorsed and/or assigned and delivered to the Administrative Agent, or in the case of electronic chattel paper, are not in the control of the Administrative Agent, in each case in a manner reasonably satisfactory to the Administrative Agent;

(n)          if any Loan Party maintains a credit limit for an Account Debtor, any Account owed by such Account Debtor to the extent that it exceeds such credit limit;

(o)          Accounts with respect to which the possession and/or control of the goods sold giving rise thereto is held, maintained or retained by any Loan Party for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(p)          Accounts with respect to an Account Debtor that is located in any jurisdiction that has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the applicable Loan Party is exempt from filing such report and the Borrower has provided the Administrative Agent with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower for a nominal fee;

(q)          Accounts that arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the applicable Loan Party to the Administrative Agent or may be unassignable for any other reason;

(r)          Accounts which are subject to any counterclaim, credit, trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto (but only to the extent of such counterclaim, credit, discount, allowance, rebate or adjustment);

(s)          Accounts in which the Administrative Agent (for the benefit of the Lenders) does not have a valid and enforceable first priority perfected security interest (subject only to any common law rights of the Bonding Company therein); and

(t)          is an Account that is otherwise determined by the Administrative Agent in its Permitted Discretion to be ineligible.

In addition to the foregoing, all Accounts owed by an Account Debtor will not be Eligible Accounts if, with respect to such Account Debtor, twenty-five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor with respect to a specific job or project only (and not all jobs and projects with such Account Debtor) are not Eligible Accounts solely with respect to clause (a) of this definition; provided that, notwithstanding this additional eligibility condition (the “Additional Eligibility Condition”), up to $2.0 million of such Accounts, which are also not unpaid for more than one-hundred twenty (120) calendar days past the original invoice date therefore, may be Eligible Accounts if they would be eligible but for the Additional Eligibility Condition; provided further that, notwithstanding the foregoing proviso, the eligibility of all Accounts that do not satisfy the Additional Eligibility Condition shall end on May 31, 2017.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account, and further, with respect to any Account, if the Administrative Agent at any time hereafter determines in its Permitted Discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

For the avoidance of doubt, any Account which is bonded under a Bonding Agreement shall be an Eligible Account so long as it meets all of the foregoing requirements.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Environmental Claim” means any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to or in connection with: (a) an actual or alleged violation of any Environmental Law, (b) any Hazardous Material, (c) any actual or threatened abatement, removal, investigation, remediation or corrective or response action required by Environmental Laws or a any Governmental Authority, or (d) any actual or alleged damage, injury, threat or harm to human health, safety natural resources or the environment.

“Environmental Law” means any applicable Legal Requirement pertaining to (a) the protection, conservation, use or management of the environment, human health and safety, natural resources and wildlife, (b) the protection or use of surface water or groundwater, (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, investigation, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (d) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Event” means (a) a reportable event as described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been waived under applicable regulations) with respect to a Plan; (b) the withdrawal of the Loan Party or any member of its Controlled Group from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of reorganization, insolvency or termination (or the treatment of a plan amendment as a termination) under Section 4041 or 4041A of ERISA; (e) the termination of a Plan or the filing of a notice to terminate a Plan under Section 4041(c) of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (i) the determination that any Multiemployer Plan is in critical or at-risk status within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any member of its Controlled Group; or (k) a failure by the Loan Party or any member of its Controlled Group to meet all applicable requirements regarding minimum required contributions set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, whether or not waived, or the failure by the Loan Party or any member of its Controlled Group to make any required contribution to a Multiemployer Plan.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Event of Default” means any event or condition identified as such in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of (i) the Revolving Credit Commitments of all Lenders as then in effect, and (ii) the Borrowing Base as then determined and computed exceeds (b) the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) EBITDA (without giving effect to any pro forma adjustments made pursuant to the definition of Net Income) during such period exceeds (b) the sum (without duplication) of (i) the aggregate amount of payments (including voluntary prepayments of the Term Loans) actually made by the Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Revolving Credit), plus (ii) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period and not financed with proceeds of Indebtedness (but excluding credit extended under the Revolving Credit), plus (iii) the aggregate amount of all federal, state and local taxes paid in cash with respect to such period, plus (iv) the aggregate amount of Interest Expense for such period paid in cash, plus (v) the cash portion of any Restricted Payments for such period, including Tax Distributions, to the extent permitted to be made under this Agreement, plus (vi) the cash portion of any Legacy Claims during such period in an aggregate amount not to exceed $500,000 during such period and in an aggregate amount not to exceed $2,500,000 during the term of this Agreement, plus (vii) transaction expenses paid in cash during such period in connection with Permitted Acquisitions, whether or not consummated, not to exceed $50,000 in the aggregate during such period.

“Excess Interest” is defined in Section 10.16.

“Excluded Deposit Account” means a deposit account the balance of which consists exclusively of (and is identified when established as an account established solely for the purposes of) (a) withheld income Taxes and federal, state, local or foreign employment Taxes in such amounts as are required in the reasonable judgment of a Loan Party to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of such Loan Party, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Loan Party, (c) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any Governmental Authority or foreign pension requirement, (d) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between any Loan Party and their respective employees), and (e) other deposit accounts maintained in the ordinary course of business containing cash amounts that do not exceed at any time $50,000 for any such account and $100,000 in the aggregate for all such accounts under this clause (e), unless requested by the Administrative Agent.

“Excluded Equity Issuances” means the issuance by any Subsidiary of equity securities to the Borrower or any Guarantor, as applicable.

“Excluded Property” means (a) any fee-owned real property with a fair market value of less than $250,000, unless requested by the Administrative Agent; (b) any leased real property with a fair market value of less than $250,000, unless requested by the Administrative Agent; (c) any goods securing purchase money indebtedness or Capitalized Lease Obligations if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by Sections 6.11(d) and 6.12(e) of the Credit Agreement; provided that if and when the prohibition which prevents the granting of a Lien in any such Property is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Administrative Agent requested in connection with respect to any such Indebtedness, the Excluded Property will no longer include such Property and the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (d) any permit or license issued to any Loan Party as the permit holder or licensee thereof or any lease to which any Loan Party is lessee thereof, in each case only to the extent and for so long as the terms of such permit, license, or lease effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable law) prohibit the creation by such Loan Party of a security interest in such permit, license, or lease in favor of the Administrative Agent or would result in an effective invalidation, termination or breach of the terms of any such permit, license or lease (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable law), in each case unless and until any required consents are obtained; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (x) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, (y) all rights to payment due or to become due under any such excluded items referred to herein, and (z) if and when the prohibition which prevents the granting of a security interest in any such Property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (e) Excluded Deposit Accounts and (f) Ownership Interests in any Special Purpose Joint Venture to the extent prohibited by its Organization Documents.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 10.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means and includes those letters of credit listed on Schedule 2.3 attached hereto issued by the L/C Issuer prior to, and outstanding on, the Closing Date.

“Facility Termination Date” means the date on which the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired, and the principal of and interest on the Loans and all other Obligations payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) and, if then outstanding and unpaid, all Hedging Liability and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure Notice or similar guidance issued by the U.S. Internal Revenue Service as a precondition to relief or exemption from taxes under such provisions), and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means for any day, the rate per annum (based on a year of 365 or 366 days, as the case may be, and the actual number of days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA for the four consecutive fiscal quarters of the Borrower and its Subsidiaries then most recently ended less Capital Expenditures made by the Borrower and its Subsidiaries during the same four consecutive fiscal quarters not financed with Indebtedness to (b) Fixed Charges for the same four consecutive fiscal quarters.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness (for clarity, excluding mandatory prepayments pursuant to Section 2.8(b)(v)) (“Principal Payments”) of the Borrower and its Subsidiaries, plus (b) the cash portion of any Interest Expense for such period, plus (c) Restricted Payments made by the Borrower and its Subsidiaries during such period (including, for the avoidance of doubt, Tax Distributions made during such period), plus (d) without duplication, federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during such period. For purposes of calculating Fixed Charges for any period prior to the quarter ending September 30, 2017, (x) scheduled payments of principal shall be deemed for all periods included in such calculation to be an aggregate of $3,000,000 and (y) the cash portion of any Interest Expense for such period shall mean (A) for the fiscal quarter ending September 30, 2016, the actual cash Interest Expense for such quarter multiplied by 4, (B) for the fiscal quarter ending December 31, 2016, the actual cash Interest Expense for the fiscal quarters ending September 30, 2016 and December 31, 2016 multiplied by 2, and (C) for the fiscal quarter ending March 31, 2017, the actual cash Interest Expense for the fiscal quarters ending September 30, 2016, December 31, 2016 and March 31, 2017 multiplied by 4/3.

“Florida Property” means that certain parcel of real property located at 5401 Benchmark Lane, Sanford, Florida 32773.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means and includes the Parent, each direct and indirect Subsidiary of the Borrower, and the Borrower, in its capacity as a guarantor of the Secured Obligations of another Loan Party.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Administrative Agent.

“Hazardous Material” means any hazardous, toxic or harmful chemical, substance, waste, compound, material, product or byproduct subject to or regulated under Environmental Laws, including but not limited to radon, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and lead.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto and not including any Excluded Swap Obligations or obligations under Bonding Agreements) of any Loan Party to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as such Loan Party, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value and (b) for any date before the date referenced in clause (a), the amount determined as the mark-to market value for such Hedge Agreement; provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations and obligations under Bonding Agreements.

“Hostile Acquisition” means the acquisition of the Ownership Interests of a Person through a tender offer or similar solicitation of the owners of such Ownership Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, whether or not such Person has assumed or become liable for the payment of such indebtedness, (e) all indebtedness secured by any Lien upon property of such Person, (f) all Capitalized Lease Obligations of such Person, (g) any existing reimbursement, payment or similar obligations of such Person in respect of bankers’ acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Ownership Interest in such Person or any other Person or any warrant, right or option to acquire such Ownership Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all obligations of such Person under any Hedge Agreement (in each case valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable agreement, if any), (j) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (k) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (l) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (m) all Contingent Obligations of such Person in respect of indebtedness referred to in clauses (a) through (l) above, it being understood that the term “Indebtedness” shall not include (i) payables, purchase orders, and accrued expenses arising in the ordinary course of business or (ii)  obligations of such Person in respect of (x) payment of bonuses or other deferred compensation to employees of such Person or any of its Subsidiaries, (y) any purchase price adjustment, earnout or deferred payment obligation of a similar nature incurred in connection with an Acquisition, and (z) deposits from customers. For the avoidance of doubt, any premiums payable under the Bonding Agreements shall not be Indebtedness unless not paid when due.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 10.12(b).

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense, and other banking fees, discounts, charges and commissions) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last Business Day of every calendar month and on the maturity date, and (c) as to any Swing Loan, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means, with respect to Eurodollar Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, one (1), two (2), or three (3) months thereafter, as the Borrower may elect, and (b) in the case of a Swing Loan, on the date one (1) to five (5) Business Days thereafter as mutually agreed to by the Borrower and the Swing Line Lender; provided, however, that:

(i)          no Interest Period with respect to any Revolving Loans or any Swing Loan shall extend beyond the Revolving Credit Termination Date and no Interest Period with respect to any portion of the Term Loans shall extend beyond the final maturity date of the Term Loans;

(ii)         no Interest Period with respect to any portion of the Term Loans consisting of Eurodollar Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loans, unless the sum of (x) the aggregate principal amount of Term Loans that are Base Rate Loans plus (y) the aggregate principal amount of Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

(iii)        whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)        for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Inventory” means “inventory” as defined in the UCC, including, without limitation, any and all inventory and goods of each Loan Party, wheresoever located, whether now owned or hereafter acquired by such Loan Party, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in such Loan Party’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Loan Party.

“Investment” means any investment in any Person, whether by means of a loan or advance, guarantee of obligations, purchase of equity or obligations, acquisition of all or any substantial part of the assets or business of any Person or any division thereof, entry into joint ventures or partnerships, purchase or ownership of a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract.

“IRS” means the United States Internal Revenue Service.

“L/C Issuer” means Fifth Third Bank, an Ohio banking corporation, and any successor pursuant to Section 10.9(g).

“L/C Obligations” means, at any time the same is to be determined, the sum of (i) the full amount available for drawing under all outstanding Letters of Credit and (ii) all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 2.13(b).

“L/C Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Legacy Claims” means charges and/or losses pertaining to the pending litigation arising out of the contracts or construction projects commonly known as SCI Fayette and Wilshire Vermont as described on Schedule 5.5 to this Agreement.

“Legal Requirement” means any treaty, convention, statute, law, common law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree, restriction or other requirement of any Governmental Authority.

“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each assignee Lender pursuant to Section 10.9. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” is defined in Section 2.3(a).

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing; provided that, in no event shall LIBOR be less than 0.00%.

“LIBOR Index Rate” means, for an Interest Period for any Borrowing of Eurodollar Loans, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge, or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust, authorized UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Limbach, Inc.” means Limbach Holdings, Inc., a Delaware corporation, which entity was named 1347 Capital Corp. prior to the consummation of the Required Merger and the Related Transactions.

“Loan” means any Revolving Loan, Term Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranty Agreements, the Surety Intercreditor Agreement, the Subordination Agreements and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements. In no event shall any Hedge Agreements or agreements governing Bank Product Liabilities constitute a Loan Document.

“Loan Party” means the Borrower and each of the Guarantors.

“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise) operations, performance or Properties of the Borrower or of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Material Agreement” means:

(a)          any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000,000 per annum;

(b)          any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, other than in the ordinary course of business, the term of which extends over a period of more than one year from the date hereof or which involves consideration in excess of $750,000;

(c)          any agreement concerning a partnership or joint venture;

(d)          any agreement (or group of related agreements) under which Borrower or any of its Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness, or any Capitalized Lease Obligation, in excess of $750,000 or under which a Person has imposed a lien on any of the Borrower’s or its Subsidiaries’ Property;

(e)          reserved;

(f)          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $500,000 or providing material severance benefits.

(g)          any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

(h)          any agreement under which Borrower or any Subsidiary of the Borrower has loaned any Person, other than an officer, manager or director of the Borrower or any Subsidiary of the Borrower, amounts in the aggregate exceeding $750,000; or

(i)          other agreement (or group of related agreements) entered into other than in the ordinary course of business, the performance of which involves consideration in excess of $750,000.

“Maximum Rate” is defined in Section 10.16.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 23, 2016, by and between the Parent and Limbach, Inc.

“Mezzanine Agent” means Alcentra Capital Corporation, as agent for the Mezzanine Lenders.

“Mezzanine Loan Agreement” means that certain Loan Agreement dated as of the date hereof, among the Loan Parties, the Mezzanine Agent, and the Mezzanine Lenders, as amended, modified, supplemented, restated or amended and restated from time to time in accordance with the terms of the Mezzanine Subordination Agreement.

“Mezzanine Debt Documents” means the “Loan Documents” as defined in the Mezzanine Loan Agreement as in effect on the date hereof, as each may be amended, modified, supplemented, restated or amended and restated from time to time in accordance with the terms of the Mezzanine Subordination Agreement.

“Mezzanine Lenders” means the various financial institutions from time to time party to the Mezzanine Loan Agreement as lenders.

“Mezzanine Subordinated Debt” means the “Obligations” under and as defined in the Mezzanine Loan Agreement.

“Mezzanine Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Mezzanine Agent, and the Loan Parties.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, any and all mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which a Loan Party or any member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions or to which a Loan Party or member of the Controlled Group may have liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition, (ii) sale, use or other transactional taxes paid or payable (or, without duplication Tax Distributions) by such Person as a direct result of such Disposition, (iii) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable (the “Reserve Cash Proceeds”), in each case during the year that such Disposition occurred or in the next succeeding year (the “Reserve Period”) and that are directly attributable to such Disposition (as determined reasonably and in good faith by a Duly Authorized Officer); provided that (A) the Borrower has provided the Administrative Agent written notice of such Reserve Cash Proceeds prior to or contemporaneously upon receiving such cash proceeds and (B) any and all Reserve Cash Proceeds that have not been used to pay such liabilities shall be promptly paid to the Administrative Agent on the last day of the applicable Reserve Period, and (iv) the amount of any Indebtedness secured by a Lien on the asset and discharged from the proceeds of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, and (c) with respect to any offering of Ownership Interests of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to the applicable period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income: (a) extraordinary gains and losses reasonably acceptable to the Administrative Agent in its Permitted Discretion, (b) non-cash gains and losses realized on any Disposition, (c) the cumulative effect of a change in accounting principles and (d) non-cash write ups and write downs resulting from purchase accounting adjustments, other than goodwill, inventory and accounts receivable in connection with a Permitted Acquisition; provided further that there shall also be excluded from Net Income (x) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent that the Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been reviewed or audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person, (y) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an Ownership Interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (z) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Legal Requirement applicable to such Subsidiary.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” mean and include the Revolving Notes, the Term Notes and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including all after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest costs, fees, and charges after commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).

“Ownership Interest” means all shares, interests, participations, rights to purchase, rights to transfer, rights to control, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934).

“Parent” is defined in the introductory paragraph of this Agreement.

“Participant” is defined in Section 10.9(d).

“Participant Register” is defined in Section 10.9(d).

“Participating Interest” is defined in Section 2.3(d).

“Participating Lender” is defined in Section 2.3(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including Section 10.12(c)), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrower to the Administrative Agent.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)          the Acquired Business is in the same line of business engaged in as of the date of this Agreement by the Borrower and any of its Subsidiaries or a Related Line of Business and has its primary operations in the United States of America;

(b)          the Acquisition shall not be a Hostile Acquisition;

(c)          the Total Consideration for the Acquired Business, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period, shall not exceed $2,500,000 in the aggregate during such period, or $10,000,000 in the aggregate during the term of this Agreement or such greater amount as approved by the Required Lenders;

(d)          the Borrower shall have notified the Administrative Agent and Lenders not less than fifteen (15) days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Permitted Acquisition;

(e)          if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 in connection therewith;

(f)          the financial statements of the Acquired Business shall have been audited by a nationally recognized independent accounting firm or have undergone a review by an accounting firm reasonably acceptable to the Administrative Agent or a quality of earnings report shall have been furnished to the Administrative Agent from a firm reasonably acceptable to the Administrative Agent; and

(g)          (i) the Borrower shall have (x) Unused Revolving Credit Commitments plus unrestricted cash and Cash Equivalents and (y) Borrowing Base Availability plus unrestricted cash and Cash Equivalents, in each case, of at least $10,000,000 and (ii) no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.20 on a pro forma basis, provided that the Total Leverage Ratio on a pro forma basis shall be no greater than 0.25 less than the most recently applicable Total Leverage Ratio level, and the Borrower shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Section 6.20.

For the avoidance of doubt, the Loan Parties may enter into joint ventures (including Special Purpose Joint Ventures) in accordance with the terms of this Agreement, and no joint venture shall be deemed to be a Permitted Acquisition hereunder.

“Permitted Discretion” means a reasonable determination made by the Administrative Agent in good faith and in the exercise of reasonable business judgment from the perspective of a secured asset-based lender.

“Permitted Holders” means FdG HVAC LLC, Limbach Management Holding Company, LLC, Marathon Special Opportunity Master Fund, Ltd. and Charles A. Bacon III.

“Permitted Lien” is defined in Section 6.12.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, but excluding any Multiemployer Plan, that is maintained or contributed to, or during the preceding five plan years, has been maintained or contributed to by a Loan Party or by a member of the Controlled Group or to which a Loan Party or member of the Controlled Group may have liability.

“Platform” is defined in Section 10.8(d).

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the L/C Issuer.

“Register” is defined in Section 10.9(c).

“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Agreements” means the Bonding Agreements and the Merger Agreement.

“Related Line of Business” means engineering, design, construction and service/maintenance of general trades, mechanical, electrical, plumbing and/or fire protection business in the United States.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Removal Effective Date” is defined in Section 9.7(b).

“Required Bonding Facility” means a bonding facility of adequate size to support the work program of the Borrower and its Subsidiaries and which is otherwise reasonably satisfactory to the Administrative Agent.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 66 2/3% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be disregarded for purposes of making a determination of Required Lenders. For the purposes of this definition, (a) any Lender and its Affiliates shall constitute a single Lender, and (b) in no event shall Required Lenders include fewer than two (2) Lenders at any time there are two (2) or more Lenders.

“Required Merger” means the acquisition and merger transaction contemplated by the Merger Agreement.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Resignation Effective Date” is defined in Section 9.7(a).

“Restricted Payments” means (i) any dividends on or any other distributions in respect of any class or series of Ownership Interests and (ii) any purchase, redemption or other acquisition or retirement of Ownership Interests.

“Retainage” means any all compensation withheld from the Borrower by customers pursuant to the common construction contracting practice commonly called or referred to as “retainage”.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” and captioned as ICE Benchmark Administration Interest Settlement Rates, on the Reuters America Network, a service of Reuters America Inc. (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or have expired, the percentage held by such Lender (including through participation interests in Reimbursement Obligations and Swing Loans) of the aggregate principal amount of all Revolving Loans, Swing Loans, and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.11.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $25,000,000 on the Closing Date.

“Revolving Credit Termination Date” means July 20, 2021 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.12(d).

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country or territory that is the subject of a Sanctions Program.

“Sanctioned Person” means (a) a Person named on a Sanctions List, each Person owned or controlled by a Person named on a Sanctions List, and each other Person that is subject to a Sanctions Program, (b) an agency or government of a Sanctioned Country, (c) an organization controlled directly or indirectly by a Sanctioned Country, or (d) a Person resident in a Sanctioned Country, to the extent subject to a Sanctions Program.

“Sanctions Event” means the event specified in Section 6.21(c).

“Sanctions Lists” means, and includes, (a) the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC, (b) the list of Sectoral Sanctions Identifications maintained by the U.S. Department of Treasury, (c) the list of Foreign Sanctions Evaders maintained by the U.S. Department of Treasury, and (d) any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of Treasury, or any other U.S. Governmental Authority, or maintained by a Canadian Governmental Authority, the United Nations Security Counsel, or the European Union.

“Sanctions Programs” means (a) all economic, trade, and financial sanctions programs administered by OFAC (including all laws, regulations, and Executive Orders administered by OFAC), the U.S. State Department, and any other U.S. Governmental Authority, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States, and (b) to the extent applicable, all similar economic, trade, and financial sanctions programs administered, enacted, or enforced by the European Union or the United Kingdom.

“Schedule of Accounts” means an aged trial balance and reconciliation to the Borrowing Base in form and substance reasonably satisfactory to the Administrative Agent (which may in the Administrative Agent’s Permitted Discretion include copies of original invoices) listing the Accounts of each Loan Party, certified on behalf of each Loan Party by a Duly Authorized Officer of the Borrower, to be delivered on a monthly basis to the Administrative Agent by the Borrower pursuant to Section 6.1(i).

“Schedule of Retainage” means a schedule of Retainage in form and substance reasonably satisfactory to the Lender listing in reasonable detail any and all outstanding Retainage, certified on behalf of each Loan Party by a Duly Authorized Officer of the Borrower, to be delivered on a monthly basis to the Administrative Agent by the Borrower pursuant to Section 6.1(i).

“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Security Agreement” means that certain Security Agreement dated as of the date hereof among the Loan Parties and the Administrative Agent.

“Senior Funded Debt” means, at any time the same is to be determined, (a) Total Funded Debt at such time less (ii) the Subordinated Debt at such time.

“Senior Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Senior Funded Debt of the Borrower and its Subsidiaries as of such date to (b) EBITDA for the most recently ended four fiscal quarters.

“Solvent” or “Solvency” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Joint Venture” means a joint venture entered into by one of the Loan Parties with another Person solely with respect to a particular contract, project or job and in which a subcontract is awarded to one of the Loan Parties from such joint venture entity which subcontract is subject to a perfected first priority Lien in favor of the Administrative Agent.

“Subordinated Debt” means (i) the Mezzanine Subordinated Debt and (ii) any other Indebtedness of the Parent and its Subsidiaries owing to a Person by that is subordinated in right of payment to the prior payment of the Secured Obligations pursuant to subordination provisions approved in writing by the Administrative Agent in its reasonable discretion, which Indebtedness shall have interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are acceptable in form and substance to the Administrative Agent and which subordination provisions shall contain restrictions on enforcement, restrictions on payment, subordination terms, and other material terms that are acceptable in form and substance to the Administrative Agent.

“Subordination Agreements” means, collectively, the Mezzanine Subordination Agreement and any other subordination agreements entered into with respect to Subordinated Debt.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Interests of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries; provided, however, that no entity formed for the sole purpose of being a Special Purpose Joint Venture shall be deemed a Subsidiary of the Borrower.

“Surety Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and between the Bonding Company and the Administrative Agent.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11.

“Swing Line Lender” means Fifth Third Bank, an Ohio banking corporation, and any successor acting in such capacity pursuant to Section 10.9(g).

“Swing Line Lender’s Quoted Rate” is defined in Section 2.11(c).

“Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.11.

“Swing Note” is defined in Section 2.12(d).

“Tangible Net Worth” shall mean, with respect to the Borrower and its Subsidiaries, the total of the capital stock (less treasury stock), paid-in capital surplus, and retained earnings (deficit) of the Borrower and any of its Subsidiaries as determined on a consolidated basis in accordance with GAAP after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any such Subsidiary, minus the following items (without duplication of deductions), if any, appearing on the consolidated balance sheet of the Borrower or any of its Subsidiaries: (a) all deferred charges (less amortization, unamortized debt discount and expenses and corporate organization expenses), (b) the book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing, (c) the amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet) and (d) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.

“Tax Distributions” means distributions made by a Loan Party to Limbach, Inc. for the payment of taxes by Limbach, Inc. in quarterly installments, based on Limbach, Inc.’s good-faith and reasonable estimate of income to be generated by Limbach, Inc.’s and its Subsidiaries business in such year to allow Limbach, Inc. to meet its tax obligations on such income taking into account the carryforward of net operating losses for any previous tax year that begins on or after the Closing Date, but only to the extent such carryforward is permitted under applicable law and has not already been utilized to reduce, in any tax year during which this Agreement is in effect, the amount of any distribution otherwise permitted hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.

“Term Credit” means the credit facility for the Term Loans described in Section 2.1.

“Term Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Term Loan Commitments of the Lenders aggregate $24,000,000 on the Closing Date.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 2.12(d).

“Term Loan Reserve” means, as of any time the same is to be determined, an amount equal to the aggregate principal amount of Term Loans then outstanding or such other amount as determined by the Administrative Agent in accordance with Section 2.2(a).

“Total Consideration” means the sum (but without duplication) of (a) cash paid or payable in connection with any Acquisition, whether paid at or prior to or after the closing thereof, plus (b) Indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any Ownership Interests, delivered to the seller in connection with any Acquisition, plus (d) purchase price payments which are required to be made over a period of time and are not contingent upon the Borrower or any other Loan Party meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the principal amount of Indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of all Indebtedness (including obligations in respect of Letters of Credit, whether or not representing obligations for borrowed money, except to the extent Cash Collateralized) of the Parent and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, but excluding obligations in respect of Bonding Agreements.

“Total Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries as of such date to (b) EBITDA as of the last day of the period of four fiscal quarters most recently ended.

“UCC” is defined in Section 1.2.

“Unused Revolving Credit Commitments” means, at any time, the difference between (a) the Revolving Credit Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized); provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(g)(ii).

“Voting Interests” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” of the Loan Parties as defined in Section 3(1) of ERISA that is maintained or contributed to by a Loan Party or a Subsidiary of a Loan Party.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2.          Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and any successor of such law or regulation and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States of America and in immediately available funds. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States of America.

Section 1.3.          Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenant, standard, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.

Section 1.4.          Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 2.          The Credit Facilities.

Section 2.1.          Term Loan Commitments. Each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “Term Loan” and, collectively, the “Term Loans”) in Dollars to the Borrower in the amount of such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date, at which time the Term Commitments shall expire. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount of any Term Loan may be reborrowed once it is repaid.

Section 2.2.          Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (a) the sum of all Revolving Credit Commitments in effect at such time and (b) the Borrowing Base as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall have the right from time to time to (i) reduce the amount of the Term Loan Reserve as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion and (ii) establish additional reserves against the amount of Revolving Credit that the Borrower may otherwise request hereunder, which reserves shall be in such amounts as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion (x) based on adverse information, if any, concerning any or all of the Collateral received by the Administrative Agent after the date hereof, (y) with respect to the Bank Product Liability and Hedging Liability and (z) after the occurrence and continuation of a Default or Event of Default, with respect to rent and other amounts payable during the three (3) consecutive succeeding months under real property leases, bailee agreements, warehouse agreements and other similar contracts for the storing of inventory or equipment of the Loan Parties and with respect to which the Loan Parties have not provided Collateral Access Agreements. The amount of such reserves shall be subtracted from the Borrowing Base when calculating the amount of availability under the Revolving Credit and shall be deemed usage of the Revolving Credit Commitment, in each case when calculating the amount of availability under the Revolving Credit for purposes of Sections 2 and 3 hereof, other than with respect to the Revolving Credit Commitment fee under Section 2.13(a); provided that, for the avoidance of doubt, the Term Loan Reserve shall not be deemed usage of the Revolving Credit Commitment. Additionally, the Administrative Agent may from time to time reduce the advance rate percentage applicable to Eligible Accounts under the Borrowing Base, as the Administrative Agent shall deem necessary or appropriate in its Permitted Discretion based on adverse information, if any, concerning any or all of the Collateral received by the Administrative Agent after the date hereof. So long as no Default or Event of Default exists, the Administrative Agent agrees to give the Borrower thirty (30) days’ prior notice of the establishment of any such reserve (other than reserves relating to Bank Product Liability and Hedging Liability) or the change of any such percentage.

Section 2.3.          Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each such letter of credit and each of the Existing Letters of Credit, a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided, that the undrawn face amount of Existing Letters of Credit shall be considered usage for such L/C Sublimit so long as any Existing Letter of Credit remains outstanding; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the sum of all Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)          Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date (unless the Borrower has provided Cash Collateral in compliance with the requirements of Section 4.5 as security for such Letter of Credit in an amount equal to 105% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit, including with respect to each of the Existing Letters of Credit, requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b), and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3). Notwithstanding anything herein to the contrary, the L/C issuer shall be under no obligation to issue, extend or amend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the L/C Issuer’s risk with respect to such Defaulting Lender.

(c)          The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 12:00 Noon (Cincinnati time) on the date which each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuer or any Lender, including (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense, or other right of the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable law) suffered by the Borrower or any other Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)          The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default (or by any reduction or termination of the Revolving Credit Commitment of any Lender with respect to Letters of Credit issued prior to such reduction or termination), and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Indemnification. The Participating Lenders shall, severally, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)          Manner of Requesting a Letter of Credit. The Borrower shall provide at least (3) three Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(g)          Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control. Notwithstanding anything else to the contrary in this Agreement, any Application or any other document related to issuing a Letter of Credit, any grant of a security interest pursuant to any Application shall be null and void

Section 2.4.          Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)          Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)          Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, L/C Participation Fees and other amounts owing by it at a rate per annum equal to:

(i)          for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii)         for any Eurodollar Loan and any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(iii)        for any Reimbursement Obligation, the sum of 2.00% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;

(iv)        for any Letter of Credit, the sum of 2.00% plus the L/C Participation Fee due under Section 2.13(b) with respect to such Letter of Credit; and

(v)         for any other amount owing hereunder not covered by clauses (i) through (iv) above, the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d)          Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5.          Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Cincinnati time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans; provided, that the request for a Borrowing on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified herein. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Cincinnati time) at least three (3) Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)          Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy, or email notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)          Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d)          Disbursement of Loans. Not later than 1:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Cincinnati, Ohio.

(e)          Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.5(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrower a corresponding amount (each such advance, a “Disproportionate Advance”) and, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 so that the Borrower will have no liability under such Section with respect to such payment. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower under this Section shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6.          Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7.          Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in equal installments on the last Business Day of each March, June, September, and December in each year, commencing with the calendar quarter ending September 30, 2016 (unless any such day is not a Business Day, in which event such payment is due on the immediately preceding Business Day) with the amount of each such principal installment then due equal to the amount expressed next to the due date (unless any such day is not a Business Day, in which event such payment is due on the immediately preceding Business Day) for such installment on the following schedule:

Principal Installment Due Date	Principal Installment Payment Amount
September 30, 2016	$750,000
December 31, 2016	$750,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$750,000
March 31, 2018	$750,000
June 30, 2018	$750,000
September 30, 2018	$900,000
December 31, 2018	$900,000
March 31, 2019	$900,000
June 30, 2019	$900,000
September 30, 2019	$900,000
December 31, 2019	$900,000
March 31, 2020	$900,000
June 30, 2020	$900,000
September 30, 2020	$900,000
December 31, 2020	$900,000
March 31, 2021	$900,000
June 30, 2021	$900,000

; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans, shall be due and payable on July 20, 2021, the final maturity thereof. Each principal payment on the Term Loans shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

(b)          Revolving Loans and Swing Loans. Each Revolving Loan and each Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.8.          Prepayments. (a) Voluntary. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans or Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans (other than a Swing Loan), in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.

(b)          Mandatory. (i) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property which results in Net Cash Proceeds in excess of $100,000 individually or $200,000 on a cumulative basis in any fiscal year of the Borrower, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $100,000 individually or $200,000 on a cumulative basis in any fiscal year of the Borrower; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within one hundred eighty (180) days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the business, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrower’s notice within such one hundred eighty (180) day period. Promptly after the end of such one hundred eighty (180) day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrower’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $100,000 individually or $200,000 on a cumulative basis in any fiscal year of the Borrower not so invested or reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full, then to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Commitments), and then to the Swing Loans. If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)         If after the Closing Date the Borrower or any Subsidiary shall issue any new Ownership Interests (other than Excluded Equity Issuances) or incur or assume any Indebtedness other than that permitted by Section 6.11, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, incurrence or assumption the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full, and then to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Commitments), then to the Swing Loans. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(iii)        If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans, and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrowers shall immediately upon notice (and, in any event, within one (1) Business Day of such notice) pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until payment in full thereof (without a permanent reduction of the Revolving Commitments), then to the Swing Loans until payment in full thereof, with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(iv)        If after the Closing Date the Borrower or any Subsidiary shall issue any Subordinated Debt, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full, and then to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Commitments), then to the Swing Loans. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(v)         On or before May 1 of each year, beginning May 1, 2018, the Borrower shall prepay the then-outstanding Loans by an amount equal to 50% of Excess Cash Flow of Borrower and its Subsidiaries for the most recently completed fiscal year of the Borrower; provided that, if at any time (A) the Senior Leverage Ratio is less than 2.00:1.00 as of the end of two consecutive fiscal quarters of the Parent and the Borrower has delivered to the Administrative Agent the compliance certificate required by Section 6.1(c) evidencing such computations of the Senior Leverage Ratio and (B) no Default or Event of Default has occurred and is continuing on such date, then the Borrower shall prepay the then-outstanding Loans by an amount equal to 25% of Excess Cash flow for the duration of this Agreement; provided, further that no Excess Cash Flow payment shall be required under this Section 2.8(b)(v) for the duration of this Agreement to the extent that (A) the Senior Leverage Ratio is less than 1.50:1.00 as of the end of two consecutive fiscal quarters of the Parent and the Borrower has delivered to the Administrative Agent the compliance certificate required by Section 6.1(c) evidencing such computations of the Senior Leverage Ratio and (B) no Default or Event of Default has occurred and is continuing on such dates. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full, then to the Revolving Loans until paid in full (without a permanent reduction of the Revolving Commitments), and then to the Swing Loans.

(vi)        The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary, Swing Loans and, if necessary, in accordance with Section 4.5, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(vii)        Upon the occurrence of a Change of Control, concurrently with the closing of any such transaction, at the election of the Administrative Agent and the Required Lenders, the Borrower shall (A) repay the Loans in full by payment of the outstanding principal of and the accrued interest on all outstanding Loans, together with all other amounts payable under the Loan Documents and (B) Cash Collateralize 105% of the then outstanding amount of all L/C Obligations; provided that in the event the Mezzanine Subordinated Debt is accelerated under Section 2(b)(v) of the Mezzanine Loan Agreement, the Borrower shall immediately and automatically (x) repay the Loans in full by payment of the outstanding principal of and the accrued interest on all outstanding Loans, together with all other amounts payable under the Loan Documents and (y) Cash Collateralize 105% of the then outstanding amount of all L/C Obligations.

(viii)      Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 4.5.

(c)          Lender Notification; Payment Application. The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 2.9.          Place and Application of Payments. (a) General Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b)          Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate then in effect for each such date.

(c)          Application of Collateral Proceeds Before Default. Prior to the occurrence of an Event of Default, subject to Section 2.8(b), all payments and collections received in respect of the Obligations and all proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:

(i)          first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;

(ii)         second, to outstanding interest charges then due in respect of the Obligations;

(iii)        third, to the outstanding principal balance of the Swing Loans;

(iv)        fourth, to the outstanding principal balance of the Revolving Loans and Reimbursement Obligations in respect of amounts drawn under Letters of Credit;

(v)         fifth, to the outstanding principal balance then scheduled as due in respect of the Term Loans; and

(vii)       finally, to be made available to the Borrower or whoever else may be lawfully entitled thereto.

(d)          Application of Collateral Proceeds after Default. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(i)          first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrower has agreed to pay the Administrative Agent under Section 10.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii)         second, to the payment of principal and interest on the Swing Loans until paid in full;

(iii)        third, to the payment of any outstanding interest (other than on Swing Loans) and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv)        fourth, to the payment of principal on the Loans (other than Swing Loans) and unpaid Reimbursement Obligations, together with Cash Collateral for any outstanding L/C Obligations pursuant to Section 7.4 (until the Administrative Agent is holding Cash Collateral equal to 105% of the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v)         fifth, to the payment of all other Secured Obligations (including Bank Product Liability and Hedging Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi)        sixth, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding anything contained herein to the contrary, no proceeds of any Collateral or payment made under or in respect of any Guaranty Agreement received from any person who is not an “eligible contract participant” as defined in the Commodities Exchange Act and regulations thereunder shall be applied to the payment of any Hedging Liability, but appropriate adjustments shall be made with respect to payments from the Loan Parties to preserve the allocation to Hedging Liability otherwise set forth in this Section.

Section 2.10.         Voluntary Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (a) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (b) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11.         Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the sum of all Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Loan if any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.

(b)          Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the Borrower, (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

(c)          Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral, but if oral, promptly confirmed in writing), no later than 10:00 a.m. (Cincinnati time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Swing Line Lender in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

(d)          Refunding of Swing Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which the Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)          Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.11(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender, the Swing Line Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)          Sweep Arrangements. Notwithstanding the requirements set forth in Section 2.11(c) above, the Administrative Agent may make Swing Loans (bearing interest at the Base Rate plus the Applicable Margin for Base Rate Loans from time to time in effect) in amounts necessary to honor checks and other orders for the payment of monies made by the Borrower (or any other Loan Party) and presented to the Administrative Agent for payment and other Bank Product Liability owing by the Borrower (or any other Loan Party) to the Administrative Agent. The Borrower acknowledges and agrees that the making of such Swing Loans by the Administrative Agent under this Section 2.11(f) shall be subject in all respects to the provisions of this Agreement as if each such Loan were made in response to a notice requesting such Loan made in accordance with Section 2.11(c) hereof and shall be subject to the requirements of Section 3 hereof. All actions taken by the Administrative Agent pursuant to the provisions of this Section 2.11(f) shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. For the purpose of calculating the aggregate principal balance of Swing Loans outstanding hereunder, Swing Loans shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Administrative Agent to such Swing Loans. The Administrative Agent shall apply all payments and collections received by it in respect of the Swing Loans in reduction of the Swing Loans promptly after the Administrative Agent deems such sums to be collected in good funds in accordance with its then standard criteria for determining availability of funds. Notwithstanding the foregoing, if any item credited or payment or collection received by the Administrative Agent in reduction of the Swing Loans is not honored or finally collected, the Administrative Agent may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

Section 2.12.         Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)          The entries maintained in the accounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)          Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Term Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13.         Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)          Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to .125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last Business Day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c)          Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in that certain fee letter dated June 6, 2016, or as otherwise agreed to in writing between the Borrower and the Administrative Agent.

Section 2.14.         Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 3.          Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1.          All Credit Events. At the time of each Credit Event hereunder:

(a)          each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);

(b)          no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)          after giving effect to such requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the lesser of (i) the aggregate Revolving Credit Commitments as of such date and (ii) the Borrowing Base as then determined and computed;

(d)          in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees required to be paid at such time under Section 2.13, and, in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees required to be paid at such time under Section 2.13; and

(e)          such Credit Event shall not violate any Legal Requirement applicable to the Administrative Agent, the L/C Issuer, or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Legal Requirement shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist. For the avoidance of doubt, no Lender shall be required to make any Loans in the event that any of the conditions set forth in this Section 3.1 are not satisfied.

Section 3.2.          Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)          the Administrative Agent shall have received this Agreement duly executed by the Loan Parties and the Lenders;

(b)          the Administrative Agent shall have received for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.12(d);

(c)          the Administrative Agent shall have received (i) the Security Agreement duly executed by the Loan Parties, together with (A) original stock certificates or other similar instruments representing all of the issued and outstanding Ownership Interests in each Subsidiary as of the Closing Date, to the extent such interests are certificated, (B) stock powers or similar transfer powers executed in blank and undated for the Collateral consisting of the Ownership Interests in each Subsidiary, (C) UCC financing statements to be filed against the Loan Parties, as debtors, in favor of the Administrative Agent, as secured party, (D) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent; and (E) Collateral Access Agreements, to the extent requested by the Administrative Agent; and (ii) a duly completed and executed Perfection Certificate;

(d)          the Administrative Agent shall have received the Mezzanine Debt Subordination Agreement duly executed by the Mezzanine Agent and the other parties thereto, together with certified copies of the Mezzanine Loan Agreement and the other Mezzanine Debt Documents in effect on the Closing Date, which documents shall be in form and substance reasonably satisfactory to the Administrative Agent;

(e)          the Administrative Agent shall have received the Surety Intercreditor Agreement duly executed by the Bonding Company and the other parties thereto, together with copies of the Bonding Agreements in effect on the Closing Date certified by a Duly Authorized Officer of the Borrower, which documents, including the aggregate bonding availability thereunder, shall be in form and substance reasonably satisfactory to the Administrative Agent;

(f)          the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and lenders loss payee, as applicable;

(g)          the Administrative Agent shall have received copies of each Loan Party’s Organization Documents, certified in each instance by a Duly Authorized Officer and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(h)          the Administrative Agent shall have received copies of resolutions of each Loan Party’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by a Duly Authorized Officer;

(i)          the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(j)          the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(k)          the Administrative Agent shall have received for itself and for the Lenders the initial fees required by Section 2.13;

(l)          the Administrative Agent shall have received certification from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent of the Solvency of the Loan Parties on a consolidated basis after giving effect to the Related Transactions and the initial Credit Event;

(m)          the Administrative Agent shall have received: (i) an executed compliance certificate in the form of Exhibit E, calculated based on the Borrower’s financial conditions as of March 31, 2016, but giving effect to the Related Transactions and initial Credit Event; (ii) a closing date balance sheet for the Borrower and its Subsidiaries calculated based on the Borrower’s financial conditions as of March 31, 2016, but giving effect to the Related Transactions and initial Credit Event; (iii) unaudited historical quarterly financial statements for the Borrower and its Subsidiaries for the quarter ended March 31, 2016 and unaudited historical monthly financial statements for the Borrower and its Subsidiaries for each of the months ended April 30, 2016 and May 31, 2016; (iv) a certificate from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent, certifying that since March 31, 2016, no Material Adverse Effect has occurred; (v) a Borrowing Base Certificate as of the Closing Date, along with a Collateral Report executed on behalf of the Borrower by a Duly Authorized Officer of the Borrower, with Accounts and Eligible Accounts calculated as of May 31, 2016 and otherwise calculated after giving pro forma effect to the Related Transactions and the initial Credit Event; and (vi) a certificate from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent certifying as of the Closing Date (A) the ratio of (x) Total Funded Debt of the Borrower and its Subsidiaries, after giving effect to the Related Transactions and the advancing of the Loans (as defined in the Mezzanine Loan Agreement) to (y) EBITDA for the period of twelve (12) consecutive months ended on March 31, 2016, calculated on a pro forma basis after giving effect to the Related Transactions and the advancing of the Loans (as defined in the Mezzanine Loan Agreement) shall not exceed 3.65:1.00 and (B) EBITDA for the period of twelve (12) consecutive months ending on March 31, 2016 shall be equal to or greater than $11,600,000;

(n)          after giving effect to the Related Transactions and the initial Credit Event, the Borrower shall have Borrowing Base Availability and Unused Revolving Credit Commitments of at least $5,000,000;

(o)          the Administrative Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Loan Parties, and their Property evidencing the absence of Liens thereon, except for Permitted Liens;

(p)          the Administrative Agent shall have received pay-off and lien release letters from secured creditors (other than holders of Permitted Liens) of the Loan Parties and of the Amended and Restated Senior Subordinated Loan Agreement, setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any of the Loan Parties) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of any of the Loan Parties, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(q)          the Administrative Agent shall have received the favorable written opinions of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(r)          the Administrative Agent’s due diligence with respect to the Loan Parties and their Subsidiaries, if any, shall be completed in a manner reasonably acceptable to the Administrative Agent;

(s)          each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed IRS Form W-9 (or its equivalent) for each of the Loan Parties;

(t)          none of the Loan Parties nor any of their Subsidiaries, if any, shall have obtained or attempted to obtain, place, arrange or renew any debt financing, except for the Mezzanine Subordinated Debt and as otherwise permitted by Section 6.11, prior to the Closing Date and during the Arranger’s and the Administrative Agent’s syndication of the credit facilities made available to the Borrower hereunder;

(u)          (i) the Administrative Agent shall have received the Merger Agreement duly executed by the Parent and the other parties thereto, and certified by a Duly Authorized Officer of the Borrower, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) the Administrative Agent shall have received evidence satisfactory to it that the Required Merger has closed or will close simultaneously with the closing of this Agreement; and

(v)         the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 4.          The Collateral and Guaranties.

Section 4.1.          Collateral. The Secured Obligations shall be secured by (a) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in all Ownership Interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) the Collateral shall not include Excluded Property, and (ii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles or other goods which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $100,000 in the aggregate.

Section 4.2.          Liens on Real Property. Subject to Section 6.28 hereof, in the event that any Loan Party owns or hereafter acquires any real property (other than Excluded Property), such Loan Party shall execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Secured Obligations, shall pay all Taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent, at the Administrative Agent’s request and at Borrower’s cost and expense a survey, a certification with regard to flood zone location (and, if necessary, evidence of flood insurance), environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3.          Guaranties. The payment and performance of the Secured Obligations shall at all times be jointly and severally guaranteed by each Guarantor pursuant to one or more Guaranty Agreements.

Section 4.4.          Further Assurances. Each Loan Party agrees that it shall from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral as required by this Section 4. In the event any Loan Party forms or acquires any other Subsidiary after the Closing Date, the Loan Parties shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty Agreement and such Collateral Documents as the Administrative Agent may then require to comply with this Section 4, and the Loan Parties shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5.          Cash Collateral. Immediately upon the request of the Administrative Agent, the L/C Issuer, or the Swing Line Lender at any time that there shall exist a Defaulting Lender, or otherwise as required hereby, including as required by Sections 2.3(b), 7.4 and 8.6(a)(v), the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.6(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender or to cover such other amount required hereby.

(a)          Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders (including the Swing Line Lender), and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders (including the Swing Line Lender).

The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.5 or Sections 2.3(b), 7.4, or 8.6(a)(v), or any other Section hereof in respect of Letters of Credit or Swing Loans, shall be applied to the satisfaction of the specific Reimbursement Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)          Release. (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations giving rise thereto shall be released promptly following the elimination of the applicable Fronting Exposure and other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrower shall have made payment of all such obligations referred to in this Section 4.5 above, (B) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (C) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, and (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.5 may be otherwise applied in accordance with Section 2.9), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 5.          Representations and Warranties.

Each Loan Party represents and warrants to each Lender, the Administrative Agent, and the L/C Issuer as follows:

Section 5.1.          Organization and Qualification. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing under the laws of the jurisdiction of its organization, (c) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (d) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (a), (b) (other than with respect to the Borrower where failure to maintain such good standing is not curable or results in the dissolution of the Borrower), (c) and (d), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2.          Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has the power and authority to enter into the Loan Documents executed by it, to guarantee the Secured Obligations, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or violate any applicable Legal Requirement binding upon any Loan Party or any provision of the Organization Documents of any Loan Party, (b) violate or constitute a default under any covenant, indenture or agreement of or affecting the any Loan Party or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 5.3.          Financial Reports. The audited consolidated and consolidating financial statements of the Parent and its Subsidiaries as at December 31, 2015, and the unaudited interim consolidated and consolidating financial statements of the Parent and its Subsidiaries as at March 31, 2016, for the three (3) months then ended, heretofore furnished to the Administrative Agent, fairly and adequately present the consolidated and consolidating financial condition of the Parent and its Subsidiaries as at said dates and the consolidated and consolidating results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of any date after the Closing Date, the audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries most recently furnished to the Administrative Agent pursuant to Section 6.1, fairly and adequately present in all material respects the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated and consolidating results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of the date of the most recently delivered annual financial statements, no Loan Party or any Subsidiary of a Loan Party has contingent liabilities required to be disclosed under GAAP or judgments, orders or injunctions against it that are material to it and which otherwise constitute an Event of Default under Section 7.1(g), other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.

Section 5.4.          No Material Adverse Change. Since the date of the most recent audited financial statements of Limbach, Inc. provided to the Administrative Agent pursuant to Section 6.1(b), there has been no change in the business condition (financial or otherwise), operations, performance or Properties of any Loan Party or any Subsidiary of any Loan Party except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.5.          Litigation and Other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration, labor controversy or governmental proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, or any of their respective Property, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.6.          True and Complete Disclosure. All information furnished by or on behalf of the Loan Parties or any of their Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, does not contain any untrue statements or material fact or omit a material fact necessary to make the material statements herein or therein not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Loan Parties or any of their Subsidiaries, the Loan Parties only represent and warrant that such information is prepared in good faith based upon assumptions and estimates believed to be reasonable by the Loan Parties at the time of preparation and at the time of delivery.

Section 5.7.          Use of Proceeds; Margin Stock. The Borrower shall use all proceeds of the Loans to refinance existing Indebtedness outstanding on the Closing Date, to finance Capital Expenditures and Permitted Acquisitions and to fund certain fees and expenses associated with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby; and for working capital purposes and other general corporate purposes of the Loan Parties and their Subsidiaries; provided that proceeds of Revolving Loans borrowed on or about the Closing Date shall not be used to redeem Ownership Interests of the Parent. No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds of Loans will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock constitutes less than 25% of the value of those assets of the Loan Parties and their Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8.          Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by such Loan Party and/or any of its Subsidiaries, except where (i) extensions have been duly obtained or (ii) failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has paid (or made adequate provisions and established appropriate reserves for) all Taxes payable by them other than Taxes which are not delinquent, except those that are being contested in good faith and by appropriate legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens).

Section 5.9.          ERISA. Except as would not reasonably be expected to result in liability in excess of $750,000, or except as set forth on Schedule 5.9, (a) no ERISA Event has occurred and no Loan Party or any member of its Controlled Group is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (b) each Plan is in compliance with all applicable Legal Requirements; and (c) there is no existing or pending (or to the knowledge of the Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan or Welfare Plan; (d) no Loan Party or any member of the Controlled Group has received in the past five years any requests for a “Statement of Business Affairs” from any Multiemployer Plan it has contributed to; and (e) substantially all of the employees for whom any Loan Party or member of its Controlled Group has an obligation to contribute to a Multiemployer Plan perform work in the building and construction industry. No Lien has been imposed under Section 430(k) of the Code or Sections 303 or 4068 of ERISA on any asset of a Loan Party or a Subsidiary of a Loan Party. An update to this Schedule 5.9 will be included as an attachment to each certificate delivered pursuant to Section 6.1(c).

Section 5.10.         Subsidiaries. Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) identifies (a) each Subsidiary (including Subsidiaries that are Loan Parties) and (b) the following information for each Subsidiary: (i) jurisdiction of its organization; and (ii) the percentage of issued and outstanding interests of each class of its Ownership Interests owned by any Loan Party and/or its Subsidiaries; and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. All of the outstanding Ownership Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Ownership Interests indicated on Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) as owned by a Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or Subsidiary free and clear of all Liens, other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Ownership Interests of any Subsidiary.

Section 5.11.         Compliance with Laws. The Loan Parties and their Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their Property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12.         Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries: (i) is and has been in compliance with all applicable Environmental Laws; and (ii) has obtained all permits, licenses and approvals required by Environmental Laws, all such permits, licenses and approvals are in full force and effect and each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and approvals. There are no pending or, to the best knowledge of the Loan Parties and their Subsidiaries after due inquiry, threatened Environmental Claims against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences that, to the best knowledge of the Loan Parties and their Subsidiaries after due inquiry, could reasonably be expected to (i) form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries, or (ii) cause any such real property to be subject to any restrictions on its ownership, occupancy, use or transferability under Environmental Laws. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries or at any off-site location for which any Loan Party or any of its Subsidiaries is liable, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The Loan Parties have made available to Administrative Agent accurate and complete copies of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters with respect to any real property, including leaseholds, owned or operated by the Loan Parties or any of their Subsidiaries that are in the Loan Parties’ possession or control.

Section 5.13.         Investment Company. No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.14.         Intellectual Property. Each Loan Party and each of its Subsidiaries owns or has obtained licenses or other rights of whatever nature to all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others except for such conflicts, rights to use and any failure to own or obtain such licenses and other rights, as the case may be, as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15.         Good Title. The Loan Parties and their Subsidiaries have good and marketable title to, or valid leasehold interests in, or rights to use, their assets as reflected on the Loan Parties’ most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title or interests that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16.         Labor Relations. No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, there is (a) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or any of its Subsidiaries or, to the best knowledge of the Loan Parties and their Subsidiaries, threatened against any Loan Party or any of its Subsidiaries, (b) to the best knowledge of the Loan Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place and (c) no Loan Party nor any of its Subsidiaries is a party to a collective bargaining agreement, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17.         Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18.         Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings which are necessary to release Liens granted pursuant to the document related to the Indebtedness to be refinanced on the Closing Date, and (c) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents.

Section 5.19.         Affiliate Transactions. No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.20.         Solvency. The Loan Parties and their Subsidiaries are, on a consolidated basis, Solvent.

Section 5.21.         No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Administrative Agent, the L/C Issuer, and the Lenders against, and agree that they will hold the Administrative Agent, the L/C Issuer, and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.22.         No Default. No Default or Event of Default has occurred and is continuing.

Section 5.23.         Compliance with Sanctions Programs.  Each Loan Party is in compliance with the requirements of all Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance with the requirements of all Sanctions Programs applicable to such Subsidiary. Each Loan Party has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding such Loan Party and its directors, officers, Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable Sanctions Programs. To the best of each Loan Party’s knowledge, neither any Loan Party nor any of its officers or directors, Affiliates or Subsidiaries is, as of the date hereof, a Sanctioned Person. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.24.         Merger Agreement; Bonding Facility. (a) Merger Agreement. The Borrower has provided to the Administrative Agent a true and correct copy of the Merger Agreement. The Merger Agreement is in full force and effect and has not, except as reflected in amendments provided to the Administrative Agent, been amended or modified in any material respect from the version so delivered to the Administrative Agent, no material condition to the effectiveness thereof has been waived and no material obligations of Limbach, Inc. or the Parent thereunder have been waived, except to the extent approved in writing by the Administrative Agent, and no Loan Party is aware of any default thereunder. No authorization, consent, license, or exemption from, or filing or registration with, any Governmental Authority, nor any material approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or material performance by Limbach, Inc. or the Parent of the Merger Agreement or of any other instrument or document executed and delivered in connection therewith. As of the Closing Date, to each Loan Party’s knowledge, all representations and warranties in the Merger Agreement are true and correct.

(b)          Bonding Facility. The Loan Parties have provided to the Administrative Agent a true and correct copy of all agreements establishing the Required Bonding Facility (together, the “Bonding Agreements”). The Borrower and its Subsidiaries have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course of business. Each of the Bonding Agreements is in full force and effect and no Duly Authorized Officer is aware of any condition that would constitute a default under Section 7.1(l) of this Agreement.

Section 5.25.         Other Agreements and Documents. All Material Agreements existing on the Closing Date are listed on Schedule 5.25, and, except as set forth on such Schedule, all such Material Agreements are in full force and effect and no defaults currently exist under such agreements which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There does not exist any violation of any Organization Documents which could reasonably be expected to have a Material Adverse Effect.

Section 5.26.         Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, to the knowledge of the Loan Parties, each Account included in the calculation of Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account or, in the event knowledge is acquired by any Loan Party after the delivery of such Borrowing Base Certificate, which would cause such representation to be inaccurate, the Loan Parties have promptly delivered to the Administrative Agent a corrected Borrowing Base Certificate.

Section 5.27.         Mezzanine Debt. The Borrower has delivered to the Administrative Agent true, correct and complete copies of all Mezzanine Debt Documents (including all schedules, exhibits, amendments, supplements, modifications and assignments delivered pursuant thereto or in connection therewith). All Secured Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Mezzanine Debt Documents and the Mezzanine Subordination Agreement.

Section 6.          Covenants.

Each Loan Party covenants and agrees that, so long as any Credit is available to or in use by the Borrower hereunder and until the Facility Termination Date:

Section 6.1.          Information Covenants. The Loan Parties will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)          Quarterly Reports. Within forty-five (45) days after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending June 30, 2016, (i) the Borrower and its Subsidiaries consolidated and consolidating balance sheet as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent that the consolidated and consolidating schedules fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a work in process report of the Borrower and its Subsidiaries as at the end of such fiscal quarter in form and substance reasonably acceptable to the Administrative Agent, and (iii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

(b)          Annual Statements. Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, (i) a copy of Limbach, Inc.’s consolidated and consolidating balance sheet as of the last day of the fiscal year then ended and Limbach, Inc.’s consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Loan Parties and reasonably acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Limbach, Inc. and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and (ii) the unaudited consolidating balance sheet as of the last day of the fiscal year then ended of the Borrower and its Subsidiaries and the unaudited consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended of the Borrower and its Subsidiaries which shall be certified by the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Administrative Agent that such financial statements fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated.

(c)          Officer’s Certificates. Within forty-five (45) days after the end of each fiscal quarter of the Borrower and at the time of the delivery of the financial statements provided for in Section 6.1(b), commencing with the fiscal quarter of the Borrower ending June 30, 2016, (i) a certificate of the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to Administrative Agent in the form of Exhibit E (A) stating no Default or Event of Default has occurred and is continuing during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (B) confirming that the representations and warranties stated in Section 5 remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent such representations and warranties relate to an earlier date (and in such case, confirming they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date), and (C) showing detailed covenant calculations evidencing the Borrower’s compliance with the covenants set forth in 6.20, and (ii) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause 6.1(d).

(d)          Budgets. As soon as available, but in any event at least thirty (30) days after the first day of each fiscal year of the Borrower, a budget in form satisfactory to the Administrative Agent (including a breakdown of the projected results of each of the construction and service lines of business of the Parent and its Subsidiaries consistent with historical past practices, budgeted consolidated and consolidating statements of income, and sources and uses of cash and balance sheets for the Parent and its Subsidiaries) of the Borrower and its Subsidiaries in reasonable detail satisfactory to the Administrative Agent for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.

(e)          Notice of Default or Litigation, Labor Materials and Contracts. Promptly, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any labor dispute to which any Loan Party or any of its Subsidiaries may become a party and which may have a Material Adverse Effect, (iv) any strikes, walkouts, or lockouts relating to any of the Loan Parties’ or any of their Subsidiaries’ plants or other facilities, and (v) the occurrence of any event which constitutes a default or an event of default under any Material Agreement; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business. In addition, the Loan Parties agree to provide the Administrative Agent, promptly upon receipt by any Loan Party, with copies of all pleadings filed relating to any litigation matter disclosed pursuant to this Section 6.1(e).

(f)          Management Letters. Promptly after any Loan Party’s receipt thereof, a copy of each report or any “management letter” submitted to any Loan Party or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.

(g)          Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which Limbach, Inc. or any of its Subsidiaries (x) has furnished to the shareholders of Limbach, Inc. or the U.S. Securities and Exchange Commission or (y) has delivered to the Mezzanine Agent or the holders of, or to any other agent or trustee with respect to, Indebtedness of the Parent or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $500,000.

(h)          Environmental Matters. Promptly upon, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any violation of Environmental Law by, or notice of an Environmental Claim against, any Loan Party or any of its Subsidiaries or any real property owned or operated by any Loan Party or any of its Subsidiaries; (ii) any Release or threatened Release of Hazardous Substances that occurs on or arises from any real property owned or operated by any Loan Party or any of its Subsidiaries or for which any Loan Party or any Subsidiary of any Loan Party is liable, in each case that (x) is not in compliance with applicable Environmental Laws or (y) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Loan Party or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any investigative, removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any Loan Party or any of its Subsidiaries, or by any Loan Party or any of its Subsidiaries at any off-site location, to the extent required by any Environmental Law or Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party’s or such Subsidiary’s response thereto. In addition, the Loan Parties agree to provide the Lenders with copies of all material written communications by the Loan Parties or any of their Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i)          Borrowing Base Certificate. Within thirty (30) days after the last day of each calendar month during which, at any time, there were any outstanding Revolving Loans, Swing Loans, or Letters of Credit, (i) a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding month, together with such other information as therein required, prepared by the Borrower and certified to by its Chief Financial Officer or other Duly Authorized Officer of the Borrower reasonably acceptable to the Administrative Agent, and (ii) Collateral Report executed on behalf of the Borrower by a Duly Authorized Officer of the Borrower, as of the close of business on the last day of the immediately preceding month, which report shall be in form and substance reasonably acceptable to the Administrative Agent and shall include an accounts receivable aging report.

(j)          Multiemployer Plans. Promptly after receipt by any Loan Party or any member of the Controlled Group, (x) a copy of any “Statement of Business Affairs” issued by any Multiemployer Plan to any Loan Party or any member of the Controlled Group and (y) a copy of any “estimate of withdrawal liability” received by any Loan Party or any member of its Controlled Group from any Multiemployer Plan it has contributed to, which estimate shall be requested by the Loan Parties at any time withdrawal from any Multiemployer Plan is contemplated by any Loan Party or any member of the Controlled Group.

(k)          Monthly Board Reports. A copy of each “Monthly Board Report” prepared for the board of directors of Parent and relating to key performance indicators, which report shall be prepared and distributed no less than monthly, promptly upon distribution of such report to the board of directors of Parent.

(l)          Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request.

Section 6.2.          Inspections; Field Examinations. Each Loan Party will, and will cause each of its Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of such Loan Party or such Subsidiary, and to examine the financial records and corporate books of such Loan Party or such Subsidiary, and discuss the affairs, finances, and accounts of such Loan Party or such Subsidiary with its and their Duly Authorized Officer and independent accountants, all at such reasonable times as the Administrative Agent or any Lender may request, and with respect to the independent accountants, after prior notice to the Borrower; provided that the the Borrower shall be permitted to attend any visit with the independent accountants of the Loan Parties; provided, further, so long as no Default or Event of Default exists, prior written notice of any such visit, inspection, or examination shall be provided to the Borrower and such visit, inspection, or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld. The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for examinations of the Collateral performed by the Administrative Agent or its agents or representatives in such customary per diem amounts and related out-of-pocket costs and expenses as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one such examination per calendar year; provided, further, that if an Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct inspections, audits and examinations as it reasonably deems advisable at the reasonable cost and expense of the Borrower. The Parent and the Borrower agree to pay (and shall cause each of their Subsidiaries to pay) on demand all reasonable costs, expenses and fees incurred by the Administrative Agent in connection with any inspections, examinations, or audits of any of the Loan Parties performed by the Administrative Agent under this Section 6.2.

Section 6.3.          Maintenance of Property and Insurance; Environmental Matters. (a) Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep its Property, plant, and equipment in good repair, working order and condition, normal wear and tear, casualty, and condemnation excepted, and shall from time to time make all necessary and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such Property, plant, and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried. In any event, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents.

(b)          Without limiting the generality of Section 6.3(a), each Loan Party and its Subsidiaries shall: (i) materially comply with, and maintain all real property owned or operated by any Loan Party or any of its Subsidiaries in material compliance with, applicable Environmental Laws; (ii) obtain and maintain in full force and effect all permits, licenses and approvals required for its operations and the occupancy of its properties by Environmental Laws; (iii) cure as soon as reasonably practicable any violation of applicable Environmental Laws which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) not, and shall not permit any other Person to, own or operate on any of its properties any underground storage tank, landfill, dump or hazardous waste treatment, storage or disposal facility as defined pursuant to Environmental Laws; and (v) shall not use, generate, treat, store, Release or dispose of Hazardous Materials at or on any real property owned or operated by any Loan Party or any of its Subsidiaries except in the ordinary course of its business and in compliance with all Environmental Laws. Each Loan Party and its Subsidiaries shall conduct any investigation, study, sampling and testing, abatement, cleanup, removal, remediation or other response or preventative action necessary to remove, remediate, prevent, cleanup or abate any Release or threatened Release of Hazardous Materials or any migration or continuation thereof required by Environmental Laws.

Section 6.4.          Compliance with Laws and Material Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders of any Governmental Authority applicable to such Loan Party or any of its Subsidiaries’ Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than Permitted Liens). Each Loan Party shall, and shall cause each of its Subsidiaries to, timely satisfy all assessments, fines, costs and penalties imposed by any Governmental Authority against such Person or any Property of such Person, where any such failure to pay, individually or in the aggregate, would result in a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with any and all agreements or instruments evidencing Indebtedness and any other Material Agreement to which it is a party or by which it is bound, where such default would result in a Material Adverse Effect.

Section 6.5.          ERISA. Each Loan Party shall, and shall cause each member of its Controlled Group to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of the Loan Party’s or any of its Subsidiary’s Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of the occurrence of any other ERISA Event that could reasonably be expected to result in liability in excess of $750,000; provided, however, that each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of the occurrence of an event that may reasonably be expected to result in a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan, regardless of whether the resulting liability is reasonably expected to be in excess of $750,000.

Section 6.6.          Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge, all Taxes imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP.

Section 6.7.          Preservation of Existence. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, bonds, authority to do business, licenses, patents, trademarks, copyrights, contracts and other rights that are necessary for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted, except for such patents, trademarks, copyrights, and other proprietary rights which, in the Loan Parties’ reasonable good faith determination, are no longer used, useful, or valuable to their respective businesses; provided, however, that nothing in this Section 6.7 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Loan Parties or any of their Subsidiaries, the dissolution or liquidation of any Subsidiary of any Loan Party, or the merger or consolidation between or among the Subsidiaries of any Loan Party.

Section 6.8.          Contracts with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-owned Subsidiaries that are Loan Parties) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.9.          Restrictions or Changes and Amendments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year or fiscal quarters from its present basis or amend or change, or allow to be amended or changed: (a) its Organization Documents in any way that could reasonably be expected to have a Material Adverse Effect; provided that prior to any amendment or modification of such Loan Party’s Organization Documents, the Borrower shall cause such Loan Party to furnish a true, correct and complete copy of such proposed amendment or modification to the Administrative Agent, or (b) any Material Agreement in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 6.10.         Change in the Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date or a Related Line of Business.

Section 6.11.         Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, including liabilities under any Hedging Agreement, except:

(a)          the Secured Obligations of the Loan Parties and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)          Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)          intercompany Indebtedness among the Loan Parties to the extent permitted by Section 6.14;

(d)          (i) Indebtedness consisting of Capitalized Lease Obligations of the Loan Parties, and (ii) Indebtedness secured by a Lien that is (A) placed upon fixed or capital assets, acquired, constructed or improved by the Loan Parties so long as each such Lien shall only attach to the property to be acquired, and the Indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; provided that the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (d) shall not exceed $5,000,000 in the aggregate at any one time outstanding;

(e)          Guarantees made by the Parent of Indebtedness allowed under this Section 6.11, provided that such guarantees are made in the ordinary course of business;

(f)          Mezzanine Debt in an aggregate principal amount not to exceed the amount permitted by the Mezzanine Debt Subordination Agreement;

(g)          endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(h)          Indebtedness incurred under the Bonding Agreements;

(i)          Indebtedness under tax-favored or government-sponsored financing transactions; provided that (x) the terms of such transactions and the Loan Parties thereto have been approved by the Administrative Agent in its reasonable discretion and (ii) the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any one time;

(j)          unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted by this Section in an amount not to exceed $750,000 in the aggregate at any one time outstanding; and

(k)          Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business.

Section 6.12.         Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)          inchoate Liens for the payment of Taxes which are not yet delinquent or the payment of which is not required by Section 6.6;

(b)          Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with bids, tenders, contracts, or leases to which any Loan Party or any Subsidiary of any Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(c)          Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness;

(d)          Liens created by or pursuant to this Agreement and the Collateral Documents;

(e)          Liens on Property of any Loan Party or any Subsidiary of any Loan Party created solely for the purpose of securing Indebtedness permitted by Section 6.11(d), representing or incurred to finance the purchase price of Property; provided that, no such Lien shall extend to or cover other Property of such Loan Party or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f)          easements, permits, rights-of-way, encroachments, restrictions, zoning or building codes or ordinances, other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not and are not likely, either individually or in the aggregate, to involve a substantial and prolonged disruption of the business activities of any Loan Party or a Material Adverse Effect;

(g)          Liens granted to the Bonding Company to secure the performance of surety bonds in accordance with the terms of the Bonding Agreements; provided that (i) such Liens are not perfected by the filing of a UCC Financing Statement, (ii) the Administrative Agent continues to have, subject to common law subrogation rights created by or pursuant to the Bonding Agreements, subject to the Surety Intercreditor Agreement a perfected, first priority Lien on any and all collateral referenced in such Bonding Agreements, and (iii) such Liens do not include cash deposits or the issuance of letters of credit for the benefit of the Bonding Company, in each case, in excess of $1,000,000 in the aggregate; provided that the Existing Letters of Credit shall be permitted hereunder notwithstanding the foregoing $1,000,000 aggregate in clause (iii).

(h)          Liens arising from the rights of lessors under leases that are not Capital Leases (including financing statements regarding Property subject to a lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the Property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(i)          Liens arising in connection with financing transactions permitted by Section 6.11(i); provided that such Liens do not at any time encumber any Property except that financed in such transactions;

(j)          Liens consisting of judgment or judicial attachment liens (other than for the payment of Taxes) in respect of judgments, the existence of which do not constitute an Event of Default; and

(k)          Liens in favor of collecting banks arising under Section 4-210 of the UCC.

Section 6.13.         Consolidation, Merger, and Sale of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease, or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a)          the sale and lease of inventory in the ordinary course of business;

(b)          the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Loan Parties or their Subsidiaries, has become obsolete, or worn out, or is no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(c)          the sale, transfer, lease, or other disposition of Property of any Loan Party to another Loan Party;

(d)          the merger (or dissolution) of any Loan Party with and into the Borrower or any other Loan Party, provided that, in the case of any merger (or dissolution) involving the Borrower, the Borrower is the legal entity surviving the merger (or dissolution);

(e)          the disposition or sale of Cash Equivalents on consideration for cash;

(f)          the sale of vehicles in the ordinary course of business that are owned by the Loan Parties;

(g)          the disposition or sale of the Florida Property, provided that the proceeds are used and applied as required by Section 2.8(b);

(h)          the sale, transfer, lease, or other disposition of Property of any Loan Party or any Subsidiary of any Loan party (including any disposition of Property as part of a sale and leaseback transaction) having an aggregate fair market value of not more than $250,000 during any fiscal year of the Borrower; and

(i)          dispositions resulting from an Event of Loss, provided that the proceeds are used and applied as required by Section 2.8(b).

Section 6.14.         Advances, Investments, and Loans. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make an Investment except that this Section shall not prevent:

(a)          receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)          Investments in cash and Cash Equivalents; provided that the aggregate amount of all investments in cash and Cash Equivalents not held in an account with the Administrative Agent or an account with another Lender subject to a control agreement in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, shall not exceed $100,000;

(c)          Investments (including debt obligations) (x) received in connection with the bankruptcy or reorganization of suppliers and customers and (y) in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)          the Loan Parties’ existing Investments in their respective Subsidiaries on the Closing Date, and Investments made from time to time in other Loan Parties (other than the Parent);

(e)          intercompany advances made from time to time among the Loan Parties in the ordinary course of business;

(f)          Permitted Acquisitions;

(g)          loans and advances to employees (i) for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business and (ii) to finance the purchase of Ownership Interests of Limbach, Inc. pursuant to that certain Omnibus Incentive Plan of Limbach, Inc., provided that the aggregate outstanding amount of all such loans and advances under this clause (g) shall not exceed $500,000 in the aggregate at any one time;

(h)          workers compensation deposits, payment of any premiums on insurance policies, if any, and other deposits made in the ordinary course of any Loan Party’s business;

(i)          Investments in joint ventures of up to $1,000,000 in the aggregate at any one time, so long as (A) unless the grant thereof is precluded by the applicable contractual provisions governing such joint venture, the Administrative Agent possesses a valid, perfected Lien on the applicable Loan Party’s interests in such joint venture, (B) any Indebtedness for borrowed money at any time Guaranteed by any Loan Party on or after the date of such Investment is permitted Indebtedness under Section 6.11 of this Agreement and no such Indebtedness is secured by Liens on any of the Property of any Loan Party, (C) the Borrower provides the Administrative Agent with reasonable notice of all Investments to be made in joint ventures and provides any documents relating thereto reasonably requested by the Administrative Agent, and (D) both before and after such Investments, no Default or Event of Default exists hereunder; and

(j)          Other Investments in addition to those otherwise permitted by this Section in an amount not to exceed $250,000 in the aggregate at any one time outstanding.

Section 6.15.         Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make any Restricted Payments; provided, however, that the foregoing shall not operate to prevent:

(a)          the making of dividends or distributions by any Subsidiary to the Borrower or by any Subsidiary to any other Loan Party (other than the Parent) that is the parent entity of such Subsidiary;

(b)          the making of Tax Distributions to the Parent and the Parent may, in turn, make Tax Distributions to Limbach, Inc.;

(c)          so long as no Event of Default or Default exists or would result therefrom, the Borrower may purchase or redeem (or make distributions to Limbach, Inc. to permit Limbach, Inc. to purchase or redeem) equity interests of Limbach, Inc. held by employees upon the termination of such employees, pursuant to that certain Omnibus Incentive Plan of Limbach, Inc., not to exceed $100,000 in any fiscal year of the Borrower or $500,000 in the aggregate; and

(d)          distributions to the Parent and the Parent may, in turn, make distributions to Limbach, Inc., to pay (i) general administrative costs and expenses in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Parent, (ii) customary indemnifications of officers and directors, and (iii) customary directors’ fees.

Section 6.16.         Limitation on Restrictions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Loan Party or Subsidiary to (a) pay dividends or make any other distributions on any Ownership Interests owned by a Loan Party or any Subsidiary, (b) pay or repay any Indebtedness owed to any Loan Party or any Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent, or (f) guaranty the Secured Obligations; provided that, the foregoing shall not prevent restrictions contained in any Loan Document.

Section 6.17.         Limitation on Issuances of New Ownership Interests by Subsidiaries. No Loan Party will permit any of its Subsidiaries to issue any new Ownership Interests (including by way of sales of treasury stock); provided that, notwithstanding the foregoing, (a) Subsidiaries shall be permitted to issue new Ownership Interests in connection with their creation, so long as such creation is in compliance with Section 6.18, (b) so long as no Change of Control is caused thereby, the Loan Parties and their Subsidiaries shall be permitted to issue Ownership Interests to effect a Permitted Acquisition and (c) the Loan Parties and their Subsidiaries shall be permitted to issue new Ownership Interests in connection with the exercise of stock options.

Section 6.18.         Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, no Loan Party will, nor will it permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Loan Parties shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least thirty (30) days (or such shorter period agreed to by the Administrative Agent) prior written notice thereof is given to the Administrative Agent, and the Loan Parties timely comply with the requirements of Section 4 (at which time Schedule 5.10 shall be deemed to include a reference to such Subsidiary).

Section 6.19.         Operating Accounts. Each of the operating accounts, including all depository and remittance accounts, of the Loan Parties shall be at all times maintained with the Administrative Agent or such other depository institution that is reasonably acceptable to the Administrative Agent, except for Excluded Deposit Accounts consisting of payroll and petty cash accounts to serve Loan Party locations that can not be reasonably served by the existing offices and branches of the Administrative Agent.

Section 6.20.         Financial Covenants. (a) Total Leverage Ratio. The Borrower and its Subsidiaries shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods specified below, permit the Total Leverage Ratio to be greater than:

From and Including	To and Including	Total Leverage Ratio Shall Not Be Greater Than:

the Closing Date	June 29, 2017	3.65:1.00

June 30, 2017	June 29, 2018	3.50:1.00

June 30, 2018	June 29, 2019	3.25:1.00

June 30, 2019	at all times thereafter	3.00:1.00

(b)           Senior Leverage Ratio. The Borrower and its Subsidiaries shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods specified below, permit the Senior Leverage Ratio to be greater than:

From and Including	To and Including	Senior Leverage Ratio Shall Not Be Greater Than:

the Closing Date	December 30, 2016	2.85:1.00

December 31, 2016	June 29, 2017	2.75:1.00

June 30, 2017	June 29, 2018	2.50:1.00

June 30, 2018	June 29, 2019	2.25:1.00

June 30, 2019	at all times thereafter	2.00:1.00

(c)          Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.25:1.00.

(d)          Minimum Tangible Net Worth. The Loan Parties shall not permit the Tangible Net Worth to be less than $8,000,000 (the “Minimum Tangible Net Worth”) at any time from and including the Closing Date to the end of the fiscal quarter ending December 31, 2016; provided that, as of January 1, 2017, and on January 1 of each fiscal year of the Parent thereafter, the Minimum Tangible Net Worth shall increase by twenty-five percent (25%) of Net Income for the Parent’s immediately prior fiscal year, to the extent such Net Income is a positive amount (i.e. Minimum Tangible Net Worth shall not decrease on January 1 of any fiscal year when the Net Income of the Parent’s immediately prior fiscal year is less than zero ($0.00)).

(e)          Equity Cure.

(i)          Cash Equity Contribution Requirements. In the event the Borrower and its Subsidiaries fail to comply with the financial covenants set forth in this Section 6.20(a), (b), (c) or (d) as of the last day of any fiscal quarter, any cash equity contribution by Limbach, Inc. to the Parent, which, in turn, will make a cash equity contribution to the Borrower, after the last day of such fiscal quarter and on or prior to the day that is fifteen (15) days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the irrevocable election of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that:

(A)         notice of the Borrower’s intent to receive a Specified Equity Contribution shall be delivered in writing no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter,

(B)         the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with such covenants,

(C)         all Specified Equity Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions, and other items governed by reference to EBITDA,

(D)         there shall be no more than three (3) Specified Equity Contributions during the term of this Agreement,

(E)         in each consecutive two fiscal quarter period, there shall be a period of at least one (1) fiscal quarter in respect of which no Specified Equity Contribution is made,

(F)         the proceeds received by the Borrower from all Specified Equity Contributions shall be promptly used by the Borrower to prepay the Term Loans, and shall be applied to the remaining principal installments thereof in inverse order of maturity, and

(G)         any Loans prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with such covenants for the current fiscal quarter and any subsequent period that includes such fiscal quarter.

Notwithstanding anything to the contrary in this Agreement, upon timely receipt by the Borrower in cash of the appropriate Specified Equity Contribution, if after giving effect thereto as set forth above no Event of Default would then exist under Section 6.20(a), (b), (c) and/or (d) on a pro forma basis, the applicable Event(s) of Default under Section 6.20(a), (b), (c) and/or (d) shall be deemed cured.

(ii)         Other Equity Cure Terms. Notwithstanding the foregoing, no single Specified Equity Contribution shall exceed $1,000,000 and the Specified Equity Contributions shall not exceed $2,500,000 in the aggregate during the term of this Agreement. In the event that (A) no Event of Default exists other than that arising due to the failure of the Loan Parties to comply with the financial covenants set forth in Section 6.20(a), (b). (c) or (d), and (B) such Specified Equity Contribution if fully consummated would be sufficient in accordance with the terms hereof to cause the Borrower and its Subsidiaries to be in compliance with Section 6.20(a), (b), (c) and/or (d), as applicable, as of the relevant date of determination, then from and following the date of the occurrence of the applicable Event of Default and until the date that is the earlier of (x) fifteen (15) days subsequent to the date the applicable financial statements are required to be delivered and (y) the date, if any, on which the Borrower notifies the Administrative Agent in writing that such Specified Equity Contribution shall not be exercised, then neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 2.4(c) or Section 7 during such period solely as a result of the existence of such Event of Default; provided, that so long as any Default or Event of Default shall be in existence due to failure of the Borrower and its Subsidiaries to comply with the financial covenants set forth in Section 6.20(a), (b), (c) or (d), none of the Administrative Agent, L/C Issuer , or any Lender shall be required to advance any Loans and/or issue any Letters of Credit, and all rights and remedies available to such parties other than those set forth in Section 7 shall be available to such parties; provided further, that in the event notice of such Specified Equity Contribution is given but such Specified Equity Contribution is not exercised, the Administrative Agent (acting at the request or with the consent of the Required Lenders) may elect pursuant to Section 2.4(c) to have the outstanding Obligations accrue interest at the default rates effective retroactively from the date of the occurrence of the applicable Event of Default.

Section 6.21.         Compliance with Sanctions Programs. (a) Each Loan Party shall at all times comply with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all Sanctions Programs applicable to such Subsidiary.

(b)          Each Loan Party shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding such Loan Party, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c)          If any Loan Party obtains actual knowledge or receives any written notice that such Loan Party, any of its officers or directors, any Affiliate, or any Subsidiary is named on any then current Sanctions List (such occurrence, a “Sanctions Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such Sanctions Event, and (ii) comply with all applicable laws with respect to such Sanctions Event (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States of America), including the Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such Sanctions Event, including the requirements of the Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC and/or the U.S. Department of Treasury’s Office of Foreign Assets Control).

(d)          No Loan Party will use any proceeds of the Loans (and the Borrower shall not request any Letter of Credit, the proceeds of which, to the knowledge of the Loan Parties, will be used to) finance or otherwise fund, directly or indirectly, (i) any activity or business with or related to any Sanctioned Person or any Sanctioned Country or (ii) in any other manner that will result in a violation of any Sanctions Program by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise).

Section 6.22.         Subordinated Debt. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt; provided, that that the Loan Parties may amend or modify the terms or conditions relating to Mezzanine Subordinated Debt so long as such amendment or modification is not in violation of Section 5.8 of the Mezzanine Subordination Agreement, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof; provided, that the Loan Parties shall be permitted after June 1 of each fiscal year, beginning June 1, 2018, to make a single voluntary prepayment of Mezzanine Subordinated Debt so long as (i) prior to such voluntary prepayment, the Loan Parties have made the mandatory Excess Cash Flow payment set forth in Section 2.8(b)(v) hereof, if any, (ii) immediately prior to, and after giving pro forma effect to, the voluntary prepayment, (A) the Senior Leverage Ratio shall be no greater than 0.25 less than the most recently applicable Senior Leverage Ratio required under Section 6.20(b), (B) the Loan Parties are in compliance with the most recently applicable covenants set forth in Sections 6.20(a), (c) and (d), (C) no Default or Event of Default shall exist, and (D) the Borrower has (x) Unused Revolving Credit Commitments plus unrestricted cash and Cash Equivalents and (y) Borrowing Base Availability plus unrestricted cash and Cash Equivalents, in each case, of at least $10,000,000, and (iii) the Borrower has delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing compliance with the financial covenants as set forth above, or (c) make any payment on account of Subordinated Debt, in each case of (a), (b) and (c), that is prohibited under the terms of the applicable Subordination Agreement. Notwithstanding the foregoing, the Loan Parties may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 6.23.         Change in Accounts. To the extent not otherwise disclosed in a Borrowing Base Certificate previously delivered to the Administrative Agent, the Borrower shall notify the Administrative Agent promptly upon learning of (i) any event or circumstance which, to any Loan Party’s knowledge, would result in any existing material Account no longer constituting an Eligible Account and (ii) all material adverse information relating to the financial condition of any material Account Debtor of the Borrower and its Subsidiaries.

Section 6.24.         Credit Enhancements. If the Mezzanine Agent or any Mezzanine Lender receives any additional guarantee, or other credit enhancement (which shall not for such purpose include payment of any fee) under the Mezzanine Debt Documents after the Closing Date not substantially provided for in the Loan Documents, the Borrower shall cause the same to be granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, subject to the terms of the Mezzanine Subordination Agreement.

Section 6.25.         Limitations on Parent. Parent shall not, directly or indirectly, (a) other than with respect to its own Ownership Interests, enter into or permit to exist any transaction (including the incurrence or assumption of Indebtedness (other than this Agreement, the other Loan Documents, and Indebtedness permitted by Section 6.11), any purchase, sale, lease or exchange of any Property, or the rendering of any service) between itself and any other Person or (b) engage in any material business or conduct any material activity (including the making of any investment or payment other than payments permitted hereunder), in each case, other than:

(i)          investments in the Borrower and Subsidiaries permitted hereunder,

(ii)         the performance of ministerial activities and payment of taxes and administrative fees necessary for the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto,

(iii)        transactions or activities relating to its employees, directors and officers,

(iv)        activities relating to the performance of obligations under the Loan Documents,

(v)         the receipt and payment of Restricted Payments permitted under Section 6.15,

(vi)        any other transaction or activity that Parent is permitted to take under any Loan Document,

(vii)       the performance of its obligations with respect to the Loan Documents,

(viii)      financing activities, including the issuance of securities, the providing of guarantees, payment of dividends, and making contributions to the capital of the Borrower, in each instance to the extent expressly permitted hereby,

(ix)         holding any cash or property (but not operating any property of any Loan Party or operating any business, except as otherwise permitted by this Section),

(x)          providing indemnification to officers, managers and directors, and

(xi)         activities and contractual rights and obligations incidental and reasonably related to the businesses or activities described in clauses (i) through (x) of this Section 6.25.

Section 6.26.         Bonding Capacity. The Borrower and its Subsidiaries shall (i) have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course, and (ii) be in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and shall not permit a default to occur thereunder, except as permitted by Section 5.24(b) and to the extent such a default would not constitute an Event of Default under Section 7.1(l). No Loan Party shall modify any term of any Bonding Agreement such that the Property subject to any Lien in favor of the Bonding Company attaches to any Property not directly connected to the applicable Bond.

Section 6.27.         Use of Proceeds. The Borrower shall use all proceeds of the Loans solely for the purposes set forth in, or otherwise permitted by, Section 5.7.

Section 6.28.         Post-Closing Matters. The Loan Parties shall execute and deliver the documents and complete the tasks expressed on Schedule 6.28 in each instance within the time limits specified on such Schedule.

Section 7.          Events of Default and Remedies.

Section 7.1.          Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)          (i) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) default for a period of five (5) Business Days in the payment when due of any interest, fee or any other Obligation payable hereunder or under any other Loan Document;

(b)          default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.25, 6.26, 6.27 or 6.28 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)          default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such default shall first become known to any officer of any Loan Party or (ii) written notice of such default is given to the Borrower by the Administrative Agent;

(d)          any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)          (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (after the expiration of any applicable cure or grace period), or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof or the terms of this Agreement, (iv) any Loan party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (v) any Loan Party or any Subsidiary of a Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Secured Obligations, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

(f)          (i) an “Event of Default” (as defined in any of the Mezzanine Debt Documents) shall occur and is continuing, (ii) any default shall occur under any Indebtedness of any Loan Party aggregating in excess of $500,000, or under any indenture, agreement or other instrument under which the same may be issued, and with respect to (i) and (ii), such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), in each case after giving effect to applicable grace or cure periods, if any, (iii) any default shall occur under any Hedge Agreement of any Loan Party with any Lender or any Affiliate of a Lender, or (iv) any party to the Mezzanine Subordination Agreement or to any other Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, the Mezzanine Subordination Agreement, or the Mezzanine Subordination Agreement or such other Subordination Agreement shall be invalid or unenforceable;

(g)          (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party, or against any of its Property, in an aggregate amount in excess of $500,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Loan Party has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party to enforce any such judgment, or (ii) any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h)          the occurrence of (a) an ERISA Event with respect to a Plan or a Multiemployer Plan that, individually or in the aggregate, has resulted in or could reasonably be expected to result in liability in excess of $750,000; provided that with respect to an ERISA Event of the type described in clause (i) of the ERISA Event definition relating to a Multiemployer Plan being in endangered or critical status, an Event of Default shall occur only if either (i) in addition to the dollar amount set forth above in this clause (a), a Loan Party or any member of its Controlled Group fails to timely satisfy a requirement resulting from such status or (ii) the dollar amount set forth above in this clause (a), measured for any one-year period, is exceeded, or (b) any event that could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303 or 4068 of ERISA on any assets of a Loan Party or a Subsidiary of a Loan Party;

(i)          Limbach, Inc. (i) shall, within ninety (90) days after the Closing Date (which ninety (90) day period may be extended by the Administrative Agent in its sole discretion), fail to submit an application to be listed on the NASDAQ Capital Market or (ii) ceases to have its securities registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities and Exchange Act of 1934;

(j)          any Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k);

(k)          a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l)          With respect to the Bonding Agreements:

(i) the Bonding Company for any reason ceases to issue bonds, undertakings or instruments of guaranty and the amount of such reduction in bonding capacity exceeds $100,000,000 and the Borrower and its Subsidiaries shall fail to cause another Person reasonably acceptable to the Administrative Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries) to issue bonds, undertakings or instruments of guaranty pursuant to a Required Bonding Facility within fifteen (15) days of the date that the Bonding Company ceased to issue bonds, undertakings or instruments of guaranty; or

(ii) (A) at any time, the Bonding Company for the Borrower or any of its Subsidiaries shall violate any term of the Surety Intercreditor Agreement, which violation would adversely affect the rights or interests of the Administrative Agent or the Lenders under the Loan Documents and such violation shall continue for a period of five (5) Business Days after the Administrative Agent’s delivery of written notice thereof to the Bonding Company and the Borrower, (B) the Bonding Company exercises any rights or remedies with respect to any Collateral in excess of $100,000 (as determined by the Administrative Agent in its reasonable judgment), or (C) the Bonding Company takes possession of any Collateral in excess of $100,000 (as determined by the Administrative Agent in its reasonable judgment) and such action continues for a period of five (5) Business Days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Borrower and (B) a Duly Authorized Officer having obtained knowledge thereof; or

(iii) the Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement and (x) such failure continues unremedied for a period of five (5) Business Days or (y) if the effect of such failure to pay, default or breach is to cause the Bonding Company to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and value of the contract or project that has been taken over by the Bonding Company exceeds $500,000 (as determined by the Administrative Agent in its reasonable judgment); or

(iv) the Borrower or any Subsidiary breaches or defaults with respect to any term under any of the bonded contracts of the Borrower or such Subsidiary, if the effect of such default or breach is to cause the Bonding Company to take possession of the work under such bonded contract and value of the contract or project that has been taken over by the Bonding Company exceeds $500,000 (as determined by the Administrative Agent in its reasonable judgment);

(m)          a notice of Lien, levy or assessment (other than with respect to a permitted Lien) is filed or recorded with respect to any of the assets of the Parent or any of its Subsidiaries (including, without limitation, the Collateral) by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien (other than a permitted Lien), upon any of the assets of the Parent or any of its Subsidiaries (including, without limitation, the Collateral), in each case, other than a Lien permitted under Section 6.12);

(n)          the Parent or any of its Subsidiaries is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(o)          there shall be instituted in any court criminal proceedings against the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries shall be indicted for any crime, in either case, for which the forfeiture of greater than five percent (5.00%) of the consolidated assets of the Loan Parties is a reasonably likely penalty; or

(p)          any Loan Party shall be subject to suspension or debarment proceedings by the government of the United States, or any department, agency or instrumentality thereof.

Section 7.2.          Non-Bankruptcy Defaults. When any Event of Default exists other than those described in subsection (j) or (k) of Section 7.1, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, and the Borrower agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3.          Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower), the Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrower shall immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4.          Collateral for Undrawn Letters of Credit. If Cash Collateral for drawings under any or all outstanding Letters of Credit is required under Section 2.3(b) or under Section 7.2 or under Section 7.3, the Borrower shall forthwith Cash Collateralize the amount required as provided in Section 4.5.

Section 7.5.          Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 8.          Change in Circumstances and Contingencies.

Section 8.1.          Funding Indemnity. If any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 10.2(b)) as a result of:

(a)          any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)          any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.5(a), other than as a result of the application of Sections 8.2 or 8.3,

(c)          any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)          any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2.          Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3.          Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)          the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)          the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give written notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 8.4.          Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to the applicable Reserve Percentage with respect to any Eurodollar Loans) or the L/C Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered

(c)          Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above which shall include the basis for and calculation of such requested compensation and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.5.          Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 8.6.          Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.10.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.13 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and to be released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Swing Loan or future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Percentages under the applicable Credit prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.6 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive any L/C Participation Fee under Section 2.13(b) and amounts owed to it in respect of participating interest in Swing Loans under Section 2.11(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 4.5.

(C)         With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender and to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s or such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.1 are satisfied at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate principal amount of Revolving Loans and participating interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in L/C Obligations and Swing Loans (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 4.5 for so long as such interests in L/C Obligations and Swing Loans are outstanding.

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their reasonable discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 8.6(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after effect to such Swing Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 9.          The Administrative Agent.

Section 9.1.          Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints Fifth Third Bank, an Ohio banking corporation, to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2.          Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with any Loan Party or any Affiliate of any Loan Party as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

Section 9.3.          Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender. If the Administrative Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c)          Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the creation, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, or (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 9.4.          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

Section 9.5.          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6.          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7.          Resignation of Administrative Agent and Successor Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000 and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrower’s consent (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8.          L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer and the Swing Line Lender, with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 9.9.          Hedging Liability and Bank Product Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.9, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating Hedging Liability or Bank Product Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 2.9 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10.         No Other Duties; Designation of Additional Agents. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuer hereunder. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof; provided that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise given to the Administrative Agent pursuant to this Section 9 and (ii) subject to Section 10.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.11.         Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty. The Lenders, such Affiliates of the Lenders who may enter into an agreement creating Hedging Liabilities or Bank Product Liabilities pursuant to Section 9.9, and the L/C Issuer irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents, the Surety Intercreditor Agreement, each Subordination Agreement and each Guaranty Agreement on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents, the Surety Intercreditor Agreement, any Subordination Agreement or any Guaranty Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents, the Surety Intercreditor Agreement, any Subordination Agreement or any Guaranty Agreement unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents, the Surety Intercreditor Agreement, each Subordination Agreement and each Guaranty Agreement upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty Agreement or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents, the Surety Intercreditor Agreement, any Subordination Agreement or any Guaranty Agreement; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12.         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under Sections 2.13 and 10.12(a)) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 10.12(a). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 9.13.         Collateral and Guaranty Matters. (a) The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents, or (C) subject to Section 10.10, if approved, authorized or ratified in writing by the Required Lenders;

(ii)         to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.12(e);

(iii)        to release any Guarantor from its obligations under its Guaranty Agreement if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents; and

(iv)        to reduce or limit the amount of the Indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 9.13.

(b)          The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.14.         Credit Bidding. (a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

(b)          Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 10.         Miscellaneous.

Section 10.1.          Taxes. (a) L/C Issuer. For purposes of this Section 10.1, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed originals of IRS Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Administrative Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Required Elections. In the event that the Borrower is classified as a partnership for federal income tax purposes, or any taxable years for which Sections 6221 through 6241 of the Code apply to the Borrower, the partnership representative shall, to the extent eligible, make the election under Section 6221(b) of the Code with respect to the Borrower and take any other action such as disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available, to the extent applicable, the partnership representative shall make the election under Section 6226(a) of the Code with respect to the Borrower and take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(j)          Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2.          Mitigation Obligations; Replacement of Lenders (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 8.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 8.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.2(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9(b)(iv);

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with applicable law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.3.          No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.4.          Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.5.          Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized) remain unpaid hereunder.

Section 10.6.          Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized).

Section 10.7.          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section 10.7 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 10.7 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 10.8.          Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i)	if to any Loan Party:

Limbach Facility Services LLC

13261 Mid Atlantic Blvd

Laurel, MD 20708

Attention:           John T. Jordan, Jr.

Telephone:         (301) 623-4799

Facsimile:           (412) 359-2287

Email:                  john.jordan@limbachinc.com

with a copy (which shall not constitute notice to):

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention:           Joshua Opperer

Telephone:         (313) 465-7456

Facsimile:           (313) 465-7457

(ii)	if to the Administrative Agent, the Swing Line Lender or the L/C Issuer:

Fifth Third Bank

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention:           Loan Syndications/Judy Huls

Telephone:         (513) 534-4224

Facsimile:           (513) 534-0875

Email:                  judy.huls@53.com

(iii)	if to a Lender (other than the Swing Line Lender), to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2.3(f), Section 2.5 or Section 2.11 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)          Platform.

(i)          Each Loan Party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the L/C Issuer and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)         The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and Lender or the L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.9.          Successors and Assigns; Assignments and Participations.  (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each instance with respect to any Credit) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it (in each instance with respect to any Credit) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)          In any case of an assignment not described in Section 10.9(b)(i)(A) above, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of the Term Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for assignments in respect of (i) the Revolving Credit or any unfunded Commitments with respect to the Term Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Credit, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)         the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or (C) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.1, 8.4, 10.1 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.10(i) and (ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, and 10.1 (subject to the requirements and limitations therein, including the requirements under Section 10.1(g) (it being understood that the documentation required under Section 10.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)          Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the Swing Line Lender. If the Administrative Agent terminates the Swing Line, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.11. Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate its commitment pursuant to Section 2.3(a) to issue Letters of Credit. In the event of such termination of the Administrative Agent’s commitment to issue Letters of Credit pursuant to Section 2.3(a), the Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the L/C Issuer. If the Administrative Agent terminates its commitment to issue Letters of Credit pursuant to Section 2.3(a), it shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Participating Lenders to fund their Participating Interests in such Letters of Credit pursuant to Section 2.3(d).

Section 10.10.         Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, (d) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer, and (e) if the rights and duties of the Swing Line Lender are affected thereby, the Swing Line Lender; provided that:

(i)          no amendment or waiver pursuant to this Section 10.10 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby;

(ii)         no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 10.10, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders; and

(iii)        in addition to the other requirements of this Section 10.10, no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender, (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iii) the Collateral Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Legal Requirements (including any foreign law or regulatory requirement) or advice of local counsel, or (B) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents and (iv) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Collateral Documents), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 10.11.         Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.12.         Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with any Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Loan Party or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of Environmental Laws, the presence, Release or threatened Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or at any off-site location for which the Borrower or any of its Subsidiaries may be liable, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), Swing Line Lender, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that with respect to such unpaid amounts owed to the L/C Issuer or Swing Line Lender solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Revolver Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender in its capacity as such, or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)          Survival. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 10.13.         Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14.         Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the state of New York, without regard to conflicts of law provisions (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)          Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or email) in Section 10.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.15.         Severability of Provisions Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16.         Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Loan Party nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) No Loan Party nor any endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17.         Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrower has one or more Subsidiaries and as there are one or more Guarantors, respectively. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.18.         Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 10.19.         USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender and L/C Issuer to identify the Borrower in accordance with the Patriot Act.

Section 10.20.         Waiver of Jury Trial. Each of the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this section.

Section 10.21.         Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, provided that such assignee or Participant is subject to the provisions of this Section 10.21 or (ii) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Loan Parties or the Credits or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credits, (h) with the consent of the Borrower, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.22.         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.23.         All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any Credit is available and until the Facility Termination Date. All such powers of attorney shall be for security.

Section 11.         The Guarantees.

Section 11.1.          The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Administrative Agent) and the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates that are parties to any document evidencing the Hedging Liability or Bank Product Liability, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however that, with respect to any Guarantor, subject to Section 11.10, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 11.2.          Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)          any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)          any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability;

(c)          any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)          the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)          any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)          any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Secured Obligations;

(g)          any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability; or

(h)          any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3.          Discharge Only upon Facility Termination Date; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Facility Termination Date. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4.          Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement or indemnification by any payment made hereunder, or otherwise, until all the Secured Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5. If any amount shall be paid to a Guarantor on account of such subrogation, reimbursement or indemnification rights at any time prior to the Facility Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5.          Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized). During the existence of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of the Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6.          Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 11.7.          Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including fraudulent conveyance law.

Section 11.8.          Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 11.9.          Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 11.10.         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 11 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Section, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.10 shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.11.         Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

[Signature Page to Credit Agreement]

S-1

“Borrower”

Limbach Facility Services LLC

By	/s/ John T. Jordan Jr.
	Name	John T. Jordan Jr.
	Title	Executive Vice President, Chief Financial Officer and Treasurer

“Guarantors”

Limbach Holdings LLC

By	/s/ John T. Jordan Jr.
	Name	John T. Jordan Jr.
	Title	Executive Vice President, Chief Financial Officer and Treasurer

Limbach Company LLC

By	/s/ John T. Jordan Jr.
	Name	John T. Jordan Jr.
	Title	Executive Vice President, Chief Financial Officer and Treasurer

Harper Limbach LLC

By	/s/ John T. Jordan Jr.
	Name	John T. Jordan Jr.
	Title	Executive Vice President and Treasurer

Limbach Company LP

By	/s/ John T. Jordan Jr.
	Name	John T. Jordan Jr.
	Title	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

S-2

Harper Limbach Construction LLC

By	/s/ John T. Jordan Jr.
	Name	John T. Jordan Jr.
	Title	Executive Vice President and Treasurer

[Signature Page to Credit Agreement]

S-3

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By	/s/ David L. Mistic
	Name	David L. Mistic
	Title	Vice President

[Signature Page to Credit Agreement]

S-4

Citizens Bank of Pennsylvania, as a Lender

By	/s/ John J. Ligday, Jr.
	Name	John J. Ligday, Jr.
	Title	Senior Vice President

[Signature Page to Credit Agreement]

S-5

The PrivateBank and Trust Company, as a Lender

By	/s/ David L. Sauerman
	Name	David L. Sauerman
	Title	Managing Director

[Signature Page to Credit Agreement]

S-6

Wheaton Bank & Trust Company, as a Lender

By	/s/Christopher Van Tassel
	Name	Christopher Van Tassel
	Title	Vice President

[Signature Page to Credit Agreement]

S-7

Exhibit A

Notice of Payment Request

Date:  __________, 20__

To:	[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $__________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

Fifth Third Bank, as L/C Issuer

By
Name
Title

Exhibit B

Notice of Borrowing

Date:  __________, 20__

To:	Fifth Third Bank, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the Borrowing specified below:

1.          The Business Day of the proposed Borrowing is ___________, 20___.

2.          The aggregate amount of the proposed Borrowing is $______________.

3.          The Borrowing is being advanced under the [Revolving] [Term] Credit.

4.          The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[5.          The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)          the representations and warranties contained in Section 5 of the Credit Agreement are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date); and

(b)          no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

Limbach Facility Services LLC

By
Name
Title

[Signature Page to Notice of Borrowing]

Exhibit C

Notice of Continuation/Conversion

Date: ____________, 20__

To:	Fifth Third Bank, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.          The conversion/continuation date is __________, ____.

2.          The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

3.          The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4.          [If applicable:] The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be _________ months.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)          the representations and warranties contained in Section 5 of the Credit Agreement are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date); provided, however, that the Borrower does not make the foregoing certification with respect to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b)          no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Limbach Facility Services LLC

By
Name
Title

[Signature Page to Notice of Continuation/Conversion]

Exhibit D-1

Term Note

$_______________	____________, 20__

For Value Received, the undersigned, Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to _________________________ (the “Lender”) or its registered assigns at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of the Term Loan made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7(a) of the Credit Agreement, commencing on September 30, 2016, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Term Note (this “Note”) is one of the Term Notes referred to in the Credit Agreement dated as of July 20, 2016, among the Borrower, Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Limbach Facility Services LLC

By
Name
Title

Exhibit D-2

Revolving Note

$_______________	____________, 20__

For Value Received, the undersigned, Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to ____________________________ (the “Lender”) or its registered assigns, on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Revolving Note (this “Note”) is one of the Revolving Notes referred to in the Credit Agreement dated as of July 20, 2016, among the Borrower, Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Limbach Facility Services LLC

By
Name
Title

Exhibit D-3

Swing Note

$_________	_________, 20__

For Value Received, the undersigned, Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to Fifth Third Bank, an Ohio banking corporation (the “Lender”) or its registered assigns, on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ________________ Dollars ($____________) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Swing Note (this “Note”) is the Swing Note referred to in the Credit Agreement dated as of July 20, 2016, among the Borrower, Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Limbach Facility Services LLC

By
Name
Title

Exhibit E

Compliance Certificate

Date:  __________, 20__

To:	Fifth Third Bank, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

Reference is made to the Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to the Credit Agreement.

The Undersigned, solely in the capacity set forth in paragraph 1 below and not in any individual capacity, hereby certifies that:

1.          I am the duly elected/appointed ____________ of the Borrower.

2.          I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3.          No Default or Event of Default has occurred and is continuing during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

4.          The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate fairly and adequately present in all material respects the financial condition of the Borrower and its Subsidiaries as of [___________], and the results of their operations and cash flows for the [quarter/year] ended, in conformity with GAAP applied on a consistent basis.

5.          The representations and warranties contained in Section 5 of the Credit Agreement are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date).

6.          Schedule I hereto sets forth financial data and computations evidencing the Loan Parties’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

7.          Schedule II hereto sets forth a comparison of current financials against the budget for such period as required by Section 6.1(d) of the Credit Agreement.

8.          Attached hereto is an updated Schedule 5.9 to the Credit Agreement, which is true, complete and correct as of the date of this Compliance Certificate.

9.          Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

In the event of a conflict between the attached Schedule I and any certifications relating thereto and the Credit Agreement and related definitions used in calculating such covenants, the Credit Agreement and such related definitions shall govern and control. The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements attached as Schedule II hereto in support hereof, are made and delivered as of the date first above written.

Limbach Facility Services LLC

By
Name
Title

[Signature Page to Compliance Certificate]

Schedule I

to Compliance Certificate

Limbach Facility Services LLC

Compliance Calculations

for Credit Agreement dated as of July 20, 2016

Calculations as of _____________, 20__

A.	Total Leverage Ratio (Section 6.20(a))

	1.	Total Funded Debt[1]	$___________

	2.	Net Income for past 4 quarters	$___________

	3.	Interest Expense for past 4 quarters	$___________

	4.	Federal, state and local income taxes for past 4 quarters	$___________

	5.	Depreciation and amortization expense for past 4 quarters	$___________

	6.	Transaction expenses incurred in connection with Permitted Acquisitions, whether or not consummated (not to exceed $50,000 in the aggregate) for past 4 quarters	$___________

	7.	Fees and expenses paid in cash for past 4 quarters in connection with the Credit Agreement and the Related Transactions to the extent paid on or before that date occurring six months after the Closing Date in an aggregate amount not to exceed $2,500,000	$___________

	8.	Losses or other charges related to Legacy Claims for past 4 quarters in an amount not to exceed $500,000 during such 4 quarters (and in an aggregate amount not to exceed $2,500,000 during the term of the Credit Agreement)	$___________

	9.	Sum of Lines A2, A3, A4, A5, A6, A7 and A8 (“EBITDA”)	$___________

	10.	Ratio of Line A1 to Line A9 (“Total Leverage Ratio”)	____:1.00

	11.	Total Leverage Ratio (from Line A10) must not exceed	____:1.00

	12.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

1 Total Funded Debt does not include obligations in respect of Bonding Agreements.

B.	Senior Leverage Ratio (Section 6.20(b))

	1.	Total Funded Debt (from Line A1)	$___________

	2.	Subordinated Debt	$___________

	3.	Line B1 minus Line B2	$___________

	4.	EBITDA (from Line A9)	$___________

	5.	Ratio of Line B3 to Line B4 (“Senior Leverage Ratio”)	____:1.00

	6.	Senior Leverage Ratio (from Line B5) must not exceed	____:1.00

	7.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

C.	Fixed Charge Coverage Ratio (Section 6.20(c))

	1.	EBITDA (from Line A9)	$___________

	2.	Capital Expenditures not financed with Indebtedness for past 4 quarters	$___________

	3.	Line C1 minus Line C2	$___________

	4.	Regularly Scheduled Principal Payments (excluding any Excess Cash Flow payment) for past 4 quarters[2]	$___________

	5.	Cash portion of Interest Expense for past 4 quarters[3]	$___________

	6.	Restricted Payments (including, without duplication, Tax Distributions) for past 4 quarters	$___________

	7.	Federal, state and local income taxes paid in cash for past 4 quarters	$___________

	8.	Sum of Lines C4, C5, C6 and C7 (“Fixed Charges”)	$___________

2 For purposes of calculating Fixed Charges for any period prior to the quarter ending September 30, 2017, scheduled payments of principal shall be deemed for all periods included in such calculation to be an aggregate of $3,000,000.

3 For purposes of calculating Fixed Charges for any period prior to the quarter ending September 30, 2017, the cash portion of any Interest Expense for such period shall mean (A) for the fiscal quarter ending September 30, 2016, the actual cash Interest Expense for such quarter multiplied by 4, (B) for the fiscal quarter ending December 31, 2016, the actual cash Interest Expenses for the fiscal quarters ending September 30, 2016 and December 31, 2016 multiplied by 2, and (C) for the fiscal quarter ending March 31, 2017, the actual cash Interest Expenses for the fiscal quarters ending September 30, 2016, December 31, 2016 and March 31, 2017 multiplied by 4/3.

9.	Ratio of Line C3 to Line C8 (“Fixed Charge Coverage Ratio”)	____:1.00

10.	Fixed Charge Coverage Ratio (from Line C9) must not be less than	1.25:1.00

11.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

D.	Minimum Tangible Net Worth (Section 6.20(d))

	1.	Capital stock (less treasury stock), paid-in capital surplus and retained earnings (deficit) of the Borrower and any of its Subsidiaries (excluding inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any such Subsidiary)	$___________

	2.	Deferred charges (less amortization, unamortized debt discount and expenses and corporate organization expenses)	$___________

	3.	Book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing	$___________

	4.	Amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet)	$___________

	5.	Any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset	$___________

	6.	Sum of Lines D2, D3, D4 and D5	$___________

	7.	Line D1 minus Line D6	$___________

	8.	Line D7 must be less than	$___________

	9.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

Schedule II

to Compliance Certificate

Limbach Facility Services LLC

Financial Statements

for Credit Agreement dated as of July 20, 2016

[See attached.]

Schedule 5.9

to Compliance Certificate

Limbach Facility Services LLC

Updated Schedule 5.9

for Credit Agreement dated as of July 20, 2016

Exhibit F

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrower: Limbach Facility Services LLC, a Delaware limited liability company

4.	Administrative Agent: Fifth Third Bank, an Ohio banking corporation, as administrative agent under the Credit Agreement

[4]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of July 20, 2016, by and among the Borrower, Limbach Holdings LLC (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, as Administrative Agent and L/C Issuer

6.	Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/ Loans Assigned[6]	Percentage Assigned of Commitment/Loans[7]
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date: ____________________________________________ ][8]

[Page Break]

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Credit,” etc.)

[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor

[Name of Assignor]

By:
Name:
Title:

Assignee

[Name of Assignee]

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

Consented to and Accepted:

Fifth Third Bank, as Administrative Agent and L/C Issuer

By
Name:
Title:

[Consented to:][9]

[Name of Relevant Party]

By
Name:
Title:

[9]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

Annex 1

Standard Terms and Conditions for
Assignment and Assumption

Section 1.          Representations and Warranties.

Section 1.1.         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower or any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Section 1.2.         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the definition of “Eligible Assignee” of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 2.            Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

Section 3.           General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Exhibit G

Additional Guarantor Supplement

Date:  __________, 20__

To:	Fifth Third Bank, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned, [Insert Name of Guarantor], a(n) ________ ___________, hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct (or in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as to the undersigned to the extent applicable to it as of the date hereof (unless such representations and warranties related to an earlier specified date, in which case they are true and correct (or in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date) and the undersigned shall comply with each of the covenants set forth in Section 6 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent, the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof. This Additional Guarantor Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Very truly yours,

[Insert Name of Guarantor]

By
Name
Title

Acknowledged and Agreed

Fifth Third Bank, as Administrative Agent

By
Name
Title

[Signature Page to Additional Guarantor Supplement]

Exhibit H

Limbach Facility Services LLC

Borrowing Base Certificate
for Credit Agreement dated as of July 20, 2016

To:	Fifth Third Bank, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Borrowing Base Certificate is furnished to the Administrative Agent (the “Administrative Agent”) and the Lenders pursuant to that certain Credit Agreement dated as of July 20, 2016, by and among Limbach Facility Services LLC (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Borrowing Base Certificate and on any attachments to this Borrowing Base Certificate shall have the meanings ascribed thereto in the Credit Agreement.

The computations set forth in this Borrowing Base Certificate and on any attachments to this Borrowing Base Certificate are, to the knowledge of the undersigned, on behalf of the Borrowers, true, complete and correct as of the date of this Certificate and have been made in accordance with the relevant sections of the Credit Agreement.

See Attached Worksheet for Borrowing Base Calculation.

Schedule I hereto sets forth the Schedule of Accounts evidencing the Accounts of each Loan Party, all of which data is, to the best of my knowledge, true, complete and correct.

Schedule II hereto sets forth the Schedule of Retainage evidencing in reasonable detail any and all outstanding Retainage, all of which data is, to the best of my knoweldge, true, complete and correct.

In the event of a conflict between the attached calculations and any certifications relating thereto and the Credit Agreement and related definitions used in calculating the Borrowing Base, the Credit Agreement and such related definitions shall govern and control.

[Signature Page to Follow]

Dated as of this ______ day of _____________, 20___.

Limbach Facility Services LLC

By
Name
Title:

[Signature Page to Borrowing Base Certificate]

Limbach Facility Services LLC

Borrowing Base Certificate Worksheet
for Credit Agreement dated as of July 20, 2016

Dated as of: __________, 20___

1.	Beginning Accounts Receivable Balance (Line 4 of Previous Report)		$___________

2.	Additions to Accounts Receivable:

	a. Gross Billings	$___________

	b. Other Miscellaneous Debits	$___________

	c. Total Additions (Line 2a plus Line 2b)		$___________

3.	Deductions from Accounts Receivable:

	a. Cash and Check Receipts	$___________

	b. Discounts Allowed	$___________

	c. Returns and Allowances	$___________

	d. Bad Debts	$___________

	e. Retainage	$___________

	f. Total Deductions		$___________

4.	Ending Accounts Receivable Balance (Line 1 plus Line 2c minus Line 3f)		$___________

5.	Ineligible Accounts Receivable from Summary Report		$___________

6.	Net Eligible Accounts Receivable (Line 4 minus Line 5)		$___________

7.	Available Collateral:	80% of Line 6	$___________

8.	Deductions from Available Collateral:

	a. Term Loan Reserve	$___________

	b. Other reserves established by by the Administrative Agent (if any)	$___________

	c. Total Deductions from Available Collateral (Line 8a plus Line 8b)		$___________

9.	Net Available Collateral (Line 7 minus Line 8c)		$___________

10.	Maximum Borrowing Limit (Less of Line 9 or Revolving Credit Commitments)		$___________

11.	Revolving Liabilities:

	a. Outstanding Revolving Loans	$___________

	b. Outstanding Letters of Credit	$___________

	c. Total Revolving Liabilities (Line 14a plus 14b)		$___________

12.	Availability: Excess or (Deficiency) (Line 10 minus Line 11c)		$___________

Aging Method (Circle One): Invoice Date/Due Date		Aging Method (Circle One): Invoice Date/Due Date
Accounts Receivable	Total	Accounts Receivable	Total
1 – 30 Days		1 – 30 Days

31 – 60 Days		31 – 60 Days

61 – 90 Days		61 – 90 Days

Over 120 Days		Over 120 Days

Total		Accounts Receivable

OTHER INELIGIBLE RECEIVABLES SUMMARY REPORT

A/R Over 90 Days from Invoice Date	$______________

Related/Employee Accounts	$______________

Foreign Accounts not Backed by L/C or Insurance	$______________

Disputed Accounts and Accounts subject to Counterclaims or Setoff	$______________

Impaired Accounts (as determined by the Administrative Agent in its Permitted Discretion)	$______________

Accounts that are not valid, legally enforceable obligations of the Account Debtor	$______________

Accounts where the Account Debtor is the subject of bankruptcy, insolvency or similar proceedings	$______________

Accounts subject to Account Debtor’s approval or subject to a repurchase obligation or return right	$______________

Accounts arising out of sales not made in the ordinary course of business	$______________

Accounts for which the Account Debtor has returned 20% or more of the Inventory which gave rise to such Account	$______________

Accounts for which documents executed in connection therewith violate applicable law or make the representations or warranties of the Credit Agreement untrue or misleading	$______________

Accounts for which a Loan Party is or may become liable to the Account Debtor for goods sold or services rendered	$______________

Accounts for which chattel paper or an instrument has not been endorsed and/or assigned and delivered to Administrative Agent	$______________

Accounts that exceed the Account Debtors credit limit (if any)	$______________

Accounts for which a Loan Party retains possession and/or control of the goods sold for the account of, or subject to, further and/or future direction from the Account Debtor	$______________

Accounts located in a jurisdiction that requires the filing of a notice of business activities report or other required filing in order to enforce an Account Debtor’s claims in such jurisdiction’s courts, unless (i) such notice or other required filing has been filed or the applicable Loan Party is exempt from filing the report or (ii) the failure to make such filing may be cured retroactively by the Borrower for a nominal fee	$______________

Accounts arising out of a contract which forbids or makes the contract void or unenforceable if such account is assigned	$______________

Accounts subject to counterclaim, credit, trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor	$______________

Accounts in which the Administrative Agent does not have a valid and enforceable first priority perfected security interest (subject only to common law rights of the Bonding Company)	$______________

Accounts that are otherwise determined ineligible by the Administrative Agent in its Permitted Discretion	$______________

Accounts owed by an Account Debtor to the extent 25% or more of the aggregate amount of outstanding Accounts owed by such Account Debtor with respect to a specific job or prospect are not Eligible Accounts solely because they are more than 90 days from the original invoice date [10]	$______________

Total Ineligible Receivables (Add lines above and enter total on Line 5 of Page 1)		$______________

 ______________________________

[10]	Prior to May 31, 2017, up to $2,000,000 of such Accounts, which are also not unpaid for more than 120 calendar days past the original invoice date may be included as Eligible Accounts if they would be otherwise eligible but for this requirement. On and after May 31, 2017, all Accounts that do not satisfy the Additional Eligibility Condition will be ineligible.

Schedule I

to Borrowing Base Certificate

Limbach Facility Services LLC

Schedule of Accounts

for Credit Agreement dated as of July 20, 2016

[See attached.]

Schedule II

to Borrowing Base Certificate

Limbach Facility Services LLC

Schedule of Retainage

for Credit Agreement dated as of July 20, 2016

[See attached.]

Schedule 1

Commitments

Name of Lender	Term Loan Commitment	Revolving Credit Commitment

Fifth Third Bank	$7,346,938.78	$7,653,061.22

The PrivateBank and Trust Company	$5,877,551.02	$6,122,448.98

Wheaton Bank & Trust Company	$5,877,551.02	$6,122,448.98

Citizens Bank of Pennsylvania	$4,897,959.18	$5,102,040.82

Total:	$24,000,000.00	$25,000,000.00

Schedule 1-A

Capital Leases

1.	Lease Agreement (#100171), dated as of May 1, 2009, by and between Bud Behling Leasing, Inc., dba BBL Fleet and Limbach Facility Services LLC.

2.	Agreement (No. 1138814), dated as of March 27, 2014, by and between GreatAmerica Financial Services Corporation and Limbach Company LLC.

Schedule 1-B

June 2016 EBITDA Calculations

1.	Management Fees in an amount not to exceed $668,000.

Schedule 2.3

Existing Letters of Credit

1.	Letter of Credit issued by L/C Issuer to Arch Insurance for the Borrower’s P & C high deductible insurance program in the amount of $3,390,000.00.

Schedule 5.5

Litigation and Other Controversies

1.	Pennsylvania Department of General Services Project (SCI Fayette): This lawsuit was filed by the Commonwealth of Pennsylvania (the “Commonwealth”) against Limbach Facility Services LLC (“LFS”) for a construction project completed in the fall of 2002. LFS contracted with the Pennsylvania Department of General Services (“DGS”) in 2001, to perform mechanical construction work at the State Correctional Institution in Fayette County, PA. In 2007, DGS discovered leaks in the underground thermal pipe system supplied by LFS’ subcontractor, Thermacor Process LP (“Thermacor”); however, LFS believes that it is not responsible for the leaks. DGS did not pursue the matter further until it filed and served a complaint against LFS in September 2012, seeking in excess of $8,000,000 in damages. In late December 2012, LFS filed an answer to the complaint and joined Thermacor, Allegheny Group (Thermacor’s distributor) and the project engineer of record, L. Robert Kimball and Associates, as defendants. Significant discovery has occurred during the ensuing three years. LFS submitted defense of the suit to Arch Insurance and Travelers Insurance, and coverage was accepted under a reservation of rights by Travelers Insurance. Trial is not anticipated until 2017, and the parties hope to submit to mediation in the fall of 2016.

2.	Wilshire Vermont Apartments Project: This matter relates to LFS’ work as a subcontractor to Taisei Construction for the Wilshire Vermont apartments project in 2004. On April 18, 2013, LFS was sued by the project owner (the “Owner”) for alleged construction defects as part of a larger claim against the general contractor, the design team and almost all subcontractors. LFS submitted defense of the suit to Arch Insurance and coverage was accepted under a reservation of rights. The Owner alleges three defects in LFS’ work, seeking damages of approximately $900,000, with the total suit claiming damages in of the approximate amount of $70,000,000. LFS has asserted defenses to each item, including that liability may rest with a subcontractor or supplier that LFS has brought into the case. LFS’ expert also believes the total value of the three items claimed by the Owner to be far less than claimed. All parties participated in mediation over three days, commencing on July 27, 2015; however, no settlement was reached. LFS is working with the mediator to set up a meeting between the Owner and LFS’ experts aimed at narrowing the issues and agreeing on the costs of repair, in hopes of allowing a settlement to be reached when mediation resumes in 2016.

Legacy Claims

For purposes of the Credit Agreement, the claims described in items #1 and #2 above are “Legacy Claims”.

Schedule 5.9

ERISA

(a)

1.	Central States Pension Fund Matter: In September 2014, Central States Pension Fund (“CSPF”) issued to LFS a demand for payment of withdrawal liability stemming from allegations that LFS had completely withdrawn from CSPF by virtue of ceasing to employ teamsters in the Company’s Michigan branch (the “Central States Pension Fund Matter”). CSPF assessed the amount of withdrawal liability to be $613,485. LFS disputed the amount of the assessment and filed arbitration against CSPF on May 14, 2015. A settlement was reached in December 2015, and the parties entered into that certain Settlement Agreement and Release, dated March 31, 2016, between Central States, Southeast and Southwest Areas Pension Fund and Limbach Company LLC.

(b)

1.	Sheet Metal Workers Local 98 Pension Fund
2.	Sheet Metal Workers' Pension Plan of Southern California, Arizona and Nevada
3.	Heating, Piping and Refrigeration Pension Fund
4.	Sheet Metal Workers' Local Union No. 80 Pension Fund
5.	Steamfitters Local Union No. 420 Pension Plan
6.	Plumbers and Pipefitters Local Union No. 333 Pension Plan
7.	Pipefitters Local No. 636 Defined Benefit Pension Fund
8.	Sheet Metal Workers’ National Pension Fund
9.	Plumbers and Pipefitters National Pension Fund
10.	Plumbers Local No. 98 Defined Benefit Pension Fund
11.	Plumbers & Steamfitters Local No. 577 Pension Plan
12.	Flint Area Sheet Metal Workers Local Union No. 7, Zone 4 Pension Fund

(c)

None.

(d)

1.	A “Statement of Business Affairs” was requested by from LFS in connection with the Central States Pension Fund Matter.

(e)

None.

Schedule 5.10

Subsidiaries

List of Subsidiaries of each Loan Party:

1.	Limbach Facility Services LLC is a wholly-owned Subsidiary of Limbach Holdings LLC.

2.	Harper Limbach Construction LLC, Harper Limbach LLC and Limbach Company LLC are wholly-owned Subsidiaries of Limbach Facility Services LLC.

3.	Limbach Company LP is 99%-owned by Limbach Facility Services LLC and 1%-owned by Limbach Company LLC.

Subsidiary	Jurisdiction of Organization	Holder(s)	Percentage of Subsidiary’s Equity Interests Held
Limbach Facility Services LLC	Delaware	Limbach Holdings LLC	10 Units (100% membership interest)

Harper Limbach Construction LLC	Delaware	Limbach Facility Services LLC	10 Units (100% membership interest)

Harper Limbach LLC	Delaware	Limbach Facility Services LLC	10 Units (100% membership interest)

Limbach Company LP	Delaware	Limbach Facility Services LLC	99% partnership interest
		Limbach Company LLC	1% partnership interest

Limbach Company LLC	Delaware	Limbach Facility Services LLC	10 Units (100% membership interest)

Schedule 5.16

Labor Relations

(a)	None

(b)	None.

(c)	Collective Bargaining Agreements:

1.	Agreement, dated July 1, 2010, between SMACNA of Western Pennsylvania Sheet Metal, Roofing, Ventilation and Air Conditioning Contracting Divisions of the Construction Industry and Sheet Metal Workers Local 12.

2.	Agreement, dated June 1, 2012, between The Sheet Metal Workers of Central Ohio and Sheet Metal Workers Local Union No. 24.

3.	Construction Agreement, dated June 1, 2009, between SMACNA Metropolitan Detroit Chapter and Sheet Metal Workers’ International Association Local Union No. 80.

4.	Collective Bargaining Agreement, dated January 1, 2011, between Sheet Metal Air Conditioning Contractors’ National Association (SMACNA Los Angeles and Orange Empire SMACNA) and Sheet Metal Workers’ International Association Local Union 105.

5.	Construction Agreement, dated June 1, 2013, between SMACNA Metropolitan Detroit Chapter and Sheet Metal Air Rail Transportation International Association (SMART) Local Union No. 80.

6.	Agreement, dated June 2, 2014, between Mechanical Contractors Association of Detroit, Inc. and Journeymen Plumbers Local No. 98 of Detroit, Michigan.

7.	Joint Agreement, dated September 1, 2013, between New England Mechanical Contractors Association Incorporation and Local Union 537 of The United Association of Pipefitters and Apprentices of Boston and Vicinity of The Plumbing and Pipe Fitting Industry in the United States, Canada and Australia – AFL-CIO.

8.	Joint Agreement, dated September 1, 2013, between NEMCA/Air-Conditioning and Refrigeration Contractors of BOSTON, Inc. and Local Union 537 of The United Association of Pipefitters and Apprentices of Boston and Vicinity of The Plumbing and Pipe Fitting Industry in the United States, Canada and Australia – AFLI-CIO.

9.	Agreement, dated September 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, DC and Baltimore/Washington Construction & Public Employees Laborers’ District Council, LIUNA, Local 657 and Local 11.

10.	Inside Wireman Agreement, dated June 1, 2015, between Washington, D.C. Chapter National Electrical Contractors Association and Local Union No. 26, International Brotherhood of Electrical Workers.

11.	Residential Agreement, dated June 1, 2015, by Washington, D.C. Chapter National Electrical Contractors Association and Local Union No. 26, International Brotherhood of Electrical Workers.

12.	Service Master Labor Agreement, dated September 1, 2015, between The Airconditioning, Refrigeration and Mechanical Contractors Association of Southern California (ARCA/MCA) and The Southern California Pipe Trades District Council 16 (DC 16).

13.	Joint Agreement, dated June 1, 2015, between The Mechanical Contractors Association of Southeastern Ohio and The United Association of Journeyman & Apprentices of the Plumbing and Pipefitting Industry Local No. 577.

14.	Agreement, dated June 1, 2014, between Local Union No. 24 I.B.E.W. and Baltimore Division, Maryland Chapter, National Electrical Contractors Association, Inc.

15.	Collective Bargaining Agreement, dated July 1, 2013, between Local Union No. 9 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of The United States and Canada, AFL-CIO and Mechanical Contractors Association of New Jersey, Inc.

16.	Agreement, dated May 1, 2014, between South Jersey Mechanical Contractors Association, Inc. and LOCAL 322 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

17.	Basic Construction Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

18.	Supplemental Service Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

19.	Speculative Agreement “B”, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

20.	Core Drilling Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

21.	Ground Penetrating Radar Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

22.	Building Construction Agreement, dated October 21, 2013, between the Mechanical Contractors Association of Metropolitan Washington, Inc. and Local Union No. 602 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (AFL-CIO).

23.	Supplemental Service Agreement, dated October 21, 2013, between the Mechanical Contractors Association of Metropolitan Washington, Inc. and Local Union No. 602 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (AFL-CIO).

24.	Agreement, dated July 1, 2013, between Sheet Metal and Air Conditioning Contractors’ National Association of Western Pennsylvania and Local Union No. 12 of International Association of Sheet Metal, Air, Rail and Transportation Workers.

25.	Agreement, dated June 1, 2015, between the Mechanical Contractors Association of Western Pennsylvania, Inc. and Plumbers Local Union No. 27 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada.

26.	Inside Agreement, dated July 1, 2015, between Western Maryland Division, Maryland Chapter, National Electric Contractors Association and Local Union No. 307, IBEW.

27.	Articles of Agreement, dated June 1, 2015, between Local Union No. 354 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO and Laurel Mechanical Contractors Association, Inc. and Independent Contractors.

28.	Agreement, dated May 1, 2014, between Mechanical Contractors Association of Eastern Pennsylvania, Inc. and Local Union No. 420 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada.

29.	Agreement, dated May 15, 2014, between Steamfitters Local Union No. 420 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada and Servicing Contractors Association of Greater Delaware Valley, Inc.

30.	Agreement, dated June 1, 2015, between The Mechanical Contractors Association of Western Pennsylvania, Inc. and The United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, Local Union No. 449.

31.	Agreement, dated May 1, 2013, between Mechanical Contractors Association of Eastern Pennsylvania, Inc. and Plumbers Local Union No. 690 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada Covering Philadelphia, Bucks, Chester, Delaware and Montgomery Counties.

32.	National Service and Maintenance Agreement, dated August 1, 2015, between United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO and Mechanical Service Contractors of America.

33.	Construction Labor Agreement, dated November 19, 2012, between Mechanical Contractors Association of Detroit, Inc. and Pipefitters, Steamfitters, Refrigeration, and Air Conditioning Service Local Union No. 636 of Metropolitan Detroit Area, Michigan.

34.	Master Agreement for the Plumbing and Piping Industry of Southern California, dated July 1, 2014, between California Plumbing and Mechanical Contractors Association and Southern California Pipe Trades District Council No. 16 of the United Association.

35.	Participation Agreement, dated November 11, 2015, between Limbach Co LLC and United Association of Plumbers & Pipefitters Local Union #162.

36.	Agreement, dated June 1, 2015, between Sheet Metal Contractors Association of Central Ohio and Local Union #24 of International Association of Sheet Metal, Air, Rail and Transportation Workers.

37.	Master Agreement, dated May 1, 2013, between Mechanical Contractors Association of Maryland, Inc. and Plumbers and Steamfitters U.A. Local 486 of Baltimore, Maryland.

38.	Service & Maintenance Agreement, dated May 1, 2013, between The Mechanical Contractors Association of Maryland, Inc. and Plumbers & Steamfitters U.A. Local 486 of Baltimore, Maryland.

39.	Marketing Agreement, dated May 1, 2013, between The Mechanical Contractors Association of Maryland, Inc. and Plumbers and Steamfitters U.A. Local 486 of Baltimore, Maryland.

Schedule 5.25

Material Agreements

(a)	None.

(b)	None.

(c)

1.	Agreement of Limited Partnership of Limbach Company LP (f/k/a Western Air Limbach LP), dated December 13, 2002, as amended by that certain Amendment No. 1 to Agreement of Limited Partnership, dated July 13, 2007, and as further amended by that certain Amendment No. 2 to Agreement of Limited Partnership, dated June 16, 2011.

2.	Joint Venture Agreement, dated August 2012, between Limbach Company LLC and Sauer Group, Inc.

3.	Joint Venture Agreement, dated September 17, 2010, among Limbach Company LLC, Coleman Spohn Corporation and Sauer Group, Inc.

4.	Operating Agreement of HMPC, A Joint Venture, dated September 17, 2010, between Limbach Company LLC, Coleman Spohn Corporation and Sauer Group, Inc.

5.	Joint Venture Agreement, dated October 1, 2015, between Limbach Company LLC and Dunbar Mechanical Inc.

6.	Joint Venture Agreement, dated November 3, 2014, between Limbach Company LLC and Gunthorpe Plumbing & Heating, Inc.

7.	Joint Venture Agreement, dated April 20, 2015, between Limbach Company LLC and Gunthrope Plumbing & Heating, Inc.

8.	Joint Venture Agreement, dated October 19, 2015, between Limbach Company LLC and Gunthrope Plumbing & Heating, Inc.

9.	Joint Venture Agreement, dated December 1, 2015, between Limbach Company LLC and Watson Bros. Service Company Inc.

10.	Joint Venture Agreement, dated June 31, 2012, between Limbach Company LLC and Professional Mechanical Sales and Services, Inc.

11.	Joint Venture Agreement, dated October 8, 2015, between Limbach Company LLC and Professional MSL Mechanical Contractors, LLC.

12.	Joint Venture Agreement, dated February 16, 2012, between Limbach Company LLC and Professional MSL Mechanical Contractors, LLC (Detroit Building Authority – Public Safety Headquarters Project).

13.	Operating Agreement of MSL Limbach, dated October 7, 2011, between Limbach Company LLC and MSL Mechanical Contractors, LLC.

14.	Joint Venture Agreement, dated February 16, 2012, between Limbach Company LLC and MSL Mechanical Contractors, LLC (5 West/6 West Nursing Unit Renovations Project).

15.	Joint Venture Agreement, dated November 15, 2012, between Limbach Company LLC and MSL Mechanical Contractors, LLC.

16.	Joint Venture Agreement, dated December 22, 2014, between Limbach Company LLC and MSL Mechanical Contractors, LLC.

17.	Planned Maintenance Service Agreement, dated September 23, 2014, between HMPC and The Ohio State University Medical Center.

18.	Joint Venture Agreement, dated undated, between Limbach Company LLC and Rieck Services.

(d)

1.	Commercial Lease Agreement, dated September 9, 2011, between Harper Limbach LLC, as Tenant, and Eagle Creek 5 & 6, LLC, as Landlord, as amended by the Addendum, dated September 9, 2014, for the real property commonly known as 9051 Florida Mining Boulevard, Suite 103/104, Tampa, Florida.

2.	Commercial Lease Agreement, dated November 18, 2009, between Limbach Company LLC, as Tenant, and Jackson-Shaw / Brickyard Limited Partnership, LP, as Landlord, for the real property commonly known as 13261 Mid-Atlantic Boulevard, Laurel, Maryland (Building E).

3.	Lease Agreement, dated May 20, 2010, between Limbach Company LLC, as Tenant, and LIT-CHRIS/RIDGE, L.L.C., as Landlord, as amended by the First Amendment, dated June 1, 2013, and the Second Amendment, dated May 12, 2015, for the real property commonly known as 5C Chris Court, South Brunswick, New Jersey.

4.	General Indemnity Agreement, dated March 30, 2010, made by Harper Limbach LLC, Limbach Company LP f/k/a Western Air Limbach LP, Limbach Facility Services LLC, Limbach Company LLC, collectively as Principal/Indemnitor, Limbach Management Holding Company, LLC, Limbach Holdings LLC and FdG HVAC LLC, collectively as Indemnitor, in favor of Arch Insurance Company, as Surety.

5.	General Indemnity Agreement, dated March 11, 2016, made by MSL Limbach JV V, MSL Mechanical Contractors, LLC and Limbach Company LLC, as Indemnitors, in favor of Arch Insurance Company, Arch Reinsurance Company and any future or present subsidiary or affiliate of Arch Insurance Company, as Surety.

6.	General Agreement of Indemnity, dated July 12, 2016, made by Harper Limbach LLC, Limbach Facility Services LLC, Limbach Company LLC, Limbach Holdings LLC, Limbach Company LP, Harper Limbach Construction LLC, as Indemnitors, in favor of Travelers Casualty and Surety Company of America.

(f)	None.

(g)

1.	RCH Bed Tower Expansion & Renovation, dated June 17, 2014, between Skanska USA Building Inc. and Limbach Company LP.

2.	Detroit Entertainment & Events Center, dated October 21, 2015, between Barton Malow/Hunt, a Joint Venture, in Association with White Construction and MSL Limbach JV V.

3.	Boston Medical Center – Menino Addition and Renovation, dated March 11, 2014, between Suffolk Construction Co., Inc. and Limbach Company LLC.

4.	Washington Metropolitan Area Transit Authority Rehabilitation of Rail Yard Facilities (Yard-1), Dated September 18, 2013, between Potomac Construction Company, Inc. and Limbach Company LLC.

(h)	None.

(i)

1.	Agreement and Plan of Merger, dated March 23, 2016, by and among Limbach Holdings LLC, 1347 Capital Corp. and FdG HVAC LLC, solely in its capacity as the Limbach Holders’ Representative.

Schedule 6.28

Post-Closing Matters

1.           The Loan Parties shall use commercially reasonable efforts to obtain within ninety (90) days after the Closing Date (which date may be extended by the Administrative Agent in its sole discretion), Collateral Access Agreements in form and substance satisfactory to the Administrative Agent for each leased location set forth in Schedule A to the Security Agreement.

2.           Within one hundred eighty (180) days after the Closing Date (which date may be extended by the Administrative Agent in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent, each in form and substance acceptable to the Administrative Agent:

(a)         a Mortgage for the real property located at 926 Featherstone Road, Pontiac, Michigan 58342 (the “Michigan Property” and such Mortgage, the “Michigan Mortgage”) duly executed by Limbach Company LLC, together with a related fixture financing statement to be filed with the Oakland County, Michigan recorder’s office, listing Limbach Company LLC, as debtor, and the Administrative Agent, as secured party;

(b)         a mortgagee’s title insurance policy (or binding commitment therefor) in an aggregate amount acceptable to the Administrative Agent insuring the Lien of the Michigan Mortgage to be a valid first priority Lien subject to no defects or objections that are not acceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require;

(c)         a survey prepared by a licensed surveyor on the Michigan Property, which survey shall also state whether or not any portion of such real property is in a federally designated flood hazard area;

(d)         reports of an independent firm of environmental engineers acceptable to the Administrative Agent with respect to environmental conditions at or affecting the Michigan Property, together with a reliance letter thereon in favor of the Administrative Agent;

(e)         an appraisal report prepared for the Administrative Agent by a state certified appraiser selected by the Administrative Agent, which appraisal report describes the fair market value of the Michigan Property and otherwise meets the requirements of applicable law for appraisals prepared for federally insured depository institutions;

(f)         a flood determination report for the Michigan Property prepared for the Administrative Agent by a flood determination company selected by the Administrative Agent stating whether or not any portion of such property is in a federally designated flood hazard area, and, if any improvements thereon are in a federally designated flood hazard area, evidence of the maintenance of flood insurance as may be required by applicable law; and

(g)        a favorable written opinion of local Michigan counsel to Limbach Company LLC regarding the Michigan Mortgage and fixture financing statement for the Michigan Property.

3.           If Harper Limbach LLC does not sell the Florida Property within one hundred eighty (180) days after the Closing Date (which date may be extended by the Administrative Agent in its sole discretion), then Harper Limbach LLC shall, within three hundred sixty (360) days after the Closing Date (which date may be extended by the Administrative Agent in its sole discretion), deliver to the Administrative Agent, each in form and substance acceptable to the Administrative Agent:

(i)          a Mortgage for the Florida Property (the “Florida Mortgage”) securing indebtedness in an amount equal to $2,000,000, duly executed by Harper Limbach LLC, together with a related fixture financing statement to be filed with the Seminole County, Florida recorder’s office, listing Harper Limbach LLC, as debtor, and the Administrative Agent, as secured party;

(ii)         a mortgagee’s title insurance policy (or binding commitment therefor) in an aggregate amount acceptable to the Administrative Agent insuring the Lien of the Florida Mortgage to be a valid first priority Lien subject to no defects or objections that are not acceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require;

(iii)        a survey prepared by a licensed surveyor on the Florida Property, which survey shall also state whether or not any portion of such real property is in a federally designated flood hazard area;

(iv)       reports of an independent firm of environmental engineers acceptable to the Administrative Agent with respect to environmental conditions at or affecting the Florida Property, together with a reliance letter thereon in favor of the Administrative Agent;

(v)        an appraisal report prepared for the Administrative Agent by a state certified appraiser selected by the Administrative Agent, which appraisal report describes the fair market value of the Florida Property and otherwise meets the requirements of applicable law for appraisals prepared for federally insured depository institutions;

(vi)       a flood determination report for the Florida Property prepared for the Administrative Agent by a flood determination company selected by the Administrative Agent stating whether or not any portion of such property is in a federally designated flood hazard area, and, if any improvements thereon are in a federally designated flood hazard area, evidence of the maintenance of flood insurance as may be required by applicable law; and

(vii)      a favorable written opinion of local Florida counsel to Harper Limbach LLC regarding the Florida Mortgage and fixture financing statement for the Florida Property.

For the avoidance of doubt, if Harper Limbach LLC sells the Florida Property, the proceeds shall be used and applied as required by Section 2.8(b) of the Credit Agreement.